UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Bath & Body Works, Inc.
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Notice of
Annual Meeting of Stockholders
and Proxy Statement
May 12, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2022: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

March 31, 2022
DEAR STOCKHOLDER OF BATH & BODY WORKS, INC.:
You are cordially invited to attend our 2022 annual meeting of stockholders to be held at 8:30 a.m. Eastern Time, on May 12, 2022, at our offices located at Seven Limited Parkway, Reynoldsburg, Ohio 43068. The 2022 annual meeting of stockholders will be our first meeting since we completed the successful separation of L Brands, Inc. into Bath & Body Works, Inc. and Victoria’s Secret & Co. in August 2021.
Our Investor Relations telephone number is (614) 415-7585 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. We hope that you will be able to attend and participate in the meeting.
The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, please kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.
Sincerely yours,

Sarah E. Nash	Andrew M. Meslow
Executive Chair	Chief Executive Officer
We are continuing to monitor the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold our annual meeting at the time, date and place as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or adjourning or postponing the meeting. Any such change, including details on how to participate in a remote meeting, would be announced in advance via press release, a copy of which would be filed with the Securities and Exchange Commission as additional proxy solicitation materials and posted on our website at http://www.bbwinc.com. Please check this website in advance of the meeting date if you are planning to attend in person.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2022
March 31, 2022
TO THE STOCKHOLDERS OF BATH & BODY WORKS, INC.:
We are pleased to invite you to attend our 2022 annual meeting of stockholders to be held at 8:30 a.m. Eastern Time, on May 12, 2022, at our offices located at Seven Limited Parkway, Reynoldsburg, Ohio 43068. At the 2022 annual meeting of stockholders, you will vote on the following items of business:
•	Elect the nine nominees proposed by the Board of Directors as directors.
•	Ratify the appointment of our independent registered public accountants.
•	Hold an advisory vote to approve named executive officer compensation.
•	Approve the Bath & Body Works, Inc. Associate Stock Purchase Plan.
•	Vote on the stockholder proposal to reduce the ownership threshold for calling special meetings of stockholders, if properly presented at the meeting.
•	Transact such other business as may properly come before the meeting.
Stockholders of record at the close of business on March 18, 2022 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.
By Order of the Board of Directors,

Michael C. Wu Chief Legal Officer and Secretary

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
The Board of Directors (the “Board”) is soliciting your proxy to vote at our 2022 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” “Bath & Body Works” and the “Company” refer to Bath & Body Works, Inc.
We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 1, 2022 to all stockholders entitled to vote. The Company’s 2021 Annual Report on Form 10-K (the “2021 10-K”), which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form. You may request copies of such documents from: Bath & Body Works, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.
Date, Time and Place of Meeting
Date:	May 12, 2022
Time:	8:30 a.m. Eastern Time
Place:	Seven Limited Parkway, Reynoldsburg, Ohio 43068
Attending the Meeting
Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet.
Although we are hosting an in-person annual meeting, due to the public health impact of the COVID-19 pandemic, and to support the health and well-being of our stockholders, associates and communities, attendees will be expected to comply with important health and safety protocols as recommended by the Centers for Disease Control and Prevention, including: wearing an appropriate face covering at all times while on the meeting premises, hand washing and/or applying hand sanitizer upon arrival and practicing social distancing by maintaining at least a six-feet distance from other attendees.
You should not attend if you feel unwell or if you have been exposed to COVID-19. Any person in attendance who exhibits cold or flu-like symptoms or who has been exposed to COVID-19 may be asked to leave the premises for the protection of the other attendees. We reserve the right to take any additional precautionary measures deemed appropriate in relation to the meeting and access to meeting premises, and may ask attendees to leave the meeting if they are not following our procedures.
Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed.
We are continuing to monitor the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold our annual meeting at the time, date and place as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or adjourning or postponing the meeting. Any such change, including details on how to participate in a remote meeting, would be announced in advance via press release, a copy of which would be filed with the Securities and Exchange Commission (the “Commission”) as additional proxy solicitation materials and posted on our website at http://www.bbwinc.com. Please check this website in advance of the meeting date if you are planning to attend in person.
Shares Entitled to Vote
Stockholders entitled to vote are those who owned Company common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, March 18, 2022. As of the record date, there were 238,489,925 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares
Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.
The enclosed proxy card indicates the number of shares that you own.
Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:
•	“FOR” the election of the Board’s nine nominees for director (as described on page 5);
•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 17);
•	“FOR” the advisory vote to approve named executive officer compensation (as described on page 18);
•	“FOR” approval of the Bath & Body Works, Inc. Associate Stock Purchase Plan (as described on page 19); and
•	“AGAINST” the stockholder proposal to reduce the ownership threshold for calling special meetings of stockholders (as described on page 23).
If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “—Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.
Certain stockholders received a Notice containing instructions on how to access this proxy statement and our 2021 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.
Revoking Your Proxy
You may revoke your proxy by:
•	submitting a later dated proxy (including a proxy via telephone or the Internet);
•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or
•	voting in person at the meeting.
Voting in Person
If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on March 18, 2022, the record date for voting, as well as a proxy, executed in your favor, from the nominee.
Appointing Your Own Proxy
If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement
A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.
Vote Necessary to Approve Proposals
•
Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” and broker non-votes will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.
•
The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Human Capital & Compensation Committee (the “HCC Committee”) will take into account the outcome of the vote when considering future executive compensation decisions.

•
Pursuant to the Bylaws, the approval of the Bath & Body Works, Inc. Associate Stock Purchase Plan (the “ASPP”) requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. In addition, the vote necessary to approve the ASPP, including the impact of abstentions (as described under “—Impact of Abstentions and Broker Non-Votes,” is subject to additional New York Stock Exchange (“NYSE”) rules. NYSE rules require a majority of the votes cast “for” approval of the ASPP.

•	The stockholder proposal requires the affirmative vote of a majority of the votes present in person or in proxy and voting thereon.
Impact of Abstentions and Broker Non-Votes
You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Abstentions with respect to the election of directors, the ratification of Ernst & Young LLP as our independent registered public accountants, the advisory vote to approve named executive officer compensation, the approval of the ASPP and the stockholder proposal will be excluded entirely from the vote and will have no effect.
In addition, under NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountants, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other matters without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials
We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.
If you hold Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-866-540-7095 or notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.
A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board has nominated nine directors for election at the annual meeting. If you elect the nine nominees, they will hold office for a one-year term expiring at the 2023 annual meeting of stockholders or until their successors have been elected.
Director Succession
The Board believes in the necessity of ongoing Board refreshment, rigorous self-evaluation, diversity and succession planning. We regularly engage with our stockholders and other stakeholders on Board refreshment. The Board has in place a robust process that will allow us to continue to refresh the Board. We want a thoughtful approach to succession planning, and accordingly, the Board seeks to strike a balanced approach that allows the Board to benefit from the right mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and deep insight into our business and strategies. The Company believes that an effective Board consists of individuals who possess a variety of complementary skills, a range of tenures and a diversity of perspectives. We assess and implement our Board succession plan with this in mind. The Nominating & Governance Committee and the Board consider the performance, contributions, skills and experience of our Board members in the broader context of the Board’s overall composition, with a view toward constituting a Board that has the integrity, judgment, skill set, experience and other characteristics to oversee the broad set of challenges that the Company faces and evaluate management on executing the Company’s business strategy.
Corporate Governance Highlights
The Board constantly reviews evolving best practices in corporate governance and stays abreast of developments in the area of corporate governance. We have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including corporate governance matters and environmental and social goals and initiatives. Our corporate governance highlights include:
Board Oversight
•
Oversees the Company’s strategic plans, capital structure, assessment and management of enterprise risk, cybersecurity and data security policies and environmental, social and governance (“ESG”) matters.

•	Regular reviews of succession plans for the Chief Executive Officer and other senior management positions.
Stockholder Rights and Accountability
•	All directors are elected annually.
•	No supermajority voting requirements.
•
Our Bylaws include proxy access rights, permitting up to 20 stockholders owning 3% or more of the outstanding shares of Common Stock continuously for at least three years to nominate the greater of two directors or up to 20% of our Board and include those nominees in our proxy materials.

•	Stockholders who own at least 25% of the outstanding shares of Common Stock may call a special meeting of stockholders.
•	In uncontested director elections, directors are elected by a majority of votes cast.
•	No “poison pill” in effect.
Annual Evaluations
•	Annual Board and committee assessments enhance performance.
Environmental and Social Responsibility
•
Further reducing our environmental impact through collaboration with suppliers to implement more environmentally friendly strategies related to our supplies and products, including steadily increasing the use of post-consumer recycled (“PCR”) plastic in our project packaging, working closely with our suppliers to increase that amount based on the supply of available PCR material.

•
Continuing our commitment to support programs that focus on underserved and underrepresented communities during 2021 by investing more than $22 million through our foundations, corporate giving and product donations as well as through associate engagement with nonprofit organizations.

•
An elevated focus on fostering a culture that is inclusive, embraces social change, takes action and is accountable. In 2021, we celebrated cultural milestones and moments in a bigger way both internally and in stores and online. We’ve done that through internal connection points, special product collections and contributions to community partners and look forward to applying our learnings to do so in even more meaningful ways going forward.

Director Qualifications, Skills, Experience and Demographics
We believe that our directors, as a whole, possess the right mix of qualifications, skills and experience, and the commitment to Board refreshment to ensure this moving forward. Our directors also reflect the diversity of the Company’s workforce, communities it serves, its customers and other key stakeholders.
The table below summarizes the qualifications, skills and experience of our nominees for the Board.

Bellinger, Patricia	Bogliolo, Alessandro	Hondal, Francis	Lee, Danielle	Morris, Michael	Nash, Sarah	Rajlin, Juan	Steinour, Stephen	Symancyk, J.K.	Total Nominees
Consumer Technology: Knowledge of or experience with technology-enabled customer solutions			●	●			●	●	●	5
Digital Marketing: Experience in digital marketing, branding, analytics and product development			●	●			●		●	4
Executive Business Experience: Experience serving in an executive capacity in a public company or regulatory environment	●	●	●	●	●	●	●	●	●	9
Finance Expertise: Knowledge of or experience in capital markets, corporate finance or accounting	●		●		●	●	●	●	●	7
Governance: Experience serving on the board of a public company or developing corporate governance policies for public companies	●	●	●		●	●	●	●	●	8
Marketing & Consumer Insights: Experience in marketing, branding, customer analytics and customer loyalty		●	●	●	●			●	●	6
Operations /Supply Chain: Experience with multi-site operational management, including logistics and distribution		●			●	●			●	4
Public Company CEO/Senior Leadership Experience: Experience serving as a chief executive officer or similar leadership position of a public company		●			●	●		●	●	5
Retail: Experience in the retail sector or in consumer products		●	●			●			●	4
Global / International: International experience or experience managing international operations or organizations	●	●	●	●		●	●		●	7
ESG: Experience in environmental, social and governance (ESG) issues	●	●		●	●	●	●	●	●	8

The table below summarizes certain demographic information related to our nominees for the Board based on characteristics self-identified by our director nominees.

Set forth below is additional information about the experience and qualifications of each of the nominees for director that led the Board to conclude that he or she would provide valuable insight and guidance as a member of the Board.
Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board; alternatively, the Board may elect to reduce the size of the Board. We do not know of any nominee of the Board who would be unable to serve as a director if elected.

The Board recommends a vote FOR the election of all of the following nominees of the Board:
Nominees

Patricia S. Bellinger	Director since 2017	Age 61
Executive Committee Human Capital & Compensation Committee Nominating & Governance Committee (Chair)
Ms. Bellinger is the Chief of Staff and Strategic Advisor to the President of Harvard University, an institution of higher education. From 2017 to 2018, she was a Senior Fellow at the Center for Public Leadership at Harvard Kennedy School, a graduate and professional school. From 2013 to 2017, she was an Adjunct Lecturer and the Executive Director at the Center for Public Leadership at the Harvard Kennedy School and from 2010 to 2013, she was the Executive Director of Executive Education at Harvard Business School, a graduate and professional school. Prior to joining Harvard Business School, Ms. Bellinger was group vice president at British Petroleum, a global energy company, from 2000 to 2007, where she oversaw leadership development and established and led British Petroleum’s global diversity and inclusion transformation. Ms. Bellinger served as a director of Pattern Energy Group Inc., a power company, from 2013 until 2018, Paris-based Sodexo S.A., from 2005 until 2018, and as a trustee of uAspire until 2020. She also serves as a director of Paris-based Sonepar and Safran S.A. and the National Board of the Smithsonian Institution. Ms. Bellinger’s nomination is supported by her extensive executive, business and leadership experience and service on several boards of directors.

Alessandro Bogliolo	Director since 2022	Age 56
Mr. Bogliolo, born in Italy, is the former Chief Executive Officer and director of Tiffany & Co. (“Tiffany”), a luxury jewelry and specialty retailer, serving in such role from October 2017 through the acquisition of Tiffany by LVMH Moët Hennessy Louis Vuitton SE (“LVHM”) in January 2021. Prior to joining Tiffany, Mr. Bogliolo served as Chief Executive Officer and director of Diesel SpA, an international fashion brand that is part of the OTB Group, from 2013 to 2017, and in senior roles with LVMH from 2011 to 2013, including as Chief Operating Officer, North America, for Sephora USA and Executive Vice President and Chief Operating Officer, Bulgari. Mr. Bogliolo’s nomination is supported by his extensive executive, strategic and operational leadership experience, including as Chief Executive Officer of a publicly traded retail brand, his deep knowledge of the retail industry and consumers and his international experience and perspective.

Francis A. Hondal	Director since 2021	Age 57
Audit Committee Human Capital & Compensation Committee
Ms. Hondal is President of Loyalty and Engagement at Mastercard Inc. (“Mastercard”), a global technology company in the payments industry, and has served in this position since 2018. She is also a member of Mastercard’s management committee and leads the development of products that enable consumer experiences through loyalty, rewards and performance-based marketing services for enterprises worldwide. From 2015 to 2018, Ms. Hondal was Executive Vice President of Credit and Loyalty at Mastercard, responsible for growing usage and preference of Mastercard branded products, and from 2011 to 2015 she was Executive Vice President of Products at Mastercard. Ms. Hondal also spent 17 years at the American Express Company in global and regional roles within its consumer services division. Since September 2020, Ms. Hondal has served as a director of Equitable Holdings, Inc., a financial service holding company comprised of two principal franchises, Equitable and AllianceBernstein. She is also a board observer for Flybits, a Canadian contextual marketing fintech, and serves on the board of the Florida International University Foundation. Ms. Hondal’s nomination is supported by her extensive consumer marketing, finance and management experience.

Danielle M. Lee	Director since 2021	Age 46
Human Capital & Compensation Committee Nominating & Governance Committee
Ms. Lee is President, Warner Music Artist and Fan Experiences at Warner Music Group Corp. (“Warner Music Group”), a publicly traded music entertainment company, since June 2021, where she leads an in-house creative agency for the Warner Recorded Music roster as well as for third-party musical artists. Prior to joining Warner Music Group, Ms. Lee was the Chief Fan Officer for the National Basketball Association, Inc. (the “NBA”) from March 2020 through May 2021, where she oversaw brand, creative and multiplatform fan marketing globally and was charged with elevating brand perceptions, cultural connection and fan engagement. Prior to joining the NBA in 2020, Ms. Lee served for four years as Global Vice President, Partner Solutions at Spotify Technology S.A., where she was responsible for developing go-to-market strategy and growing global revenue across music, podcasts and high-impact digital experiences. Prior to Spotify, Ms. Lee served as Global Vice President, Commercial Marketing at Vevo LLC. She also spent seven years at AT&T Inc. and served as Vice President of Product Marketing and Innovation for AT&T AdWorks after beginning her career at Showtime Networks Inc. Ms. Lee’s nomination is supported by her extensive experience and involvement in brand building, product innovation and strategic marketing across technology, media and entertainment.

Michael G. Morris	Director since 2012	Age 75
Audit Committee Executive Committee Human Capital & Compensation Committee (Chair)
Mr. Morris served as the Chairman of the Board of American Electric Power Company, Inc. (“American Electric Power”), one of the largest electric utilities in the United States, from 2012 to April 2014. From January 2004 until November 2011, Mr. Morris served as the President, Chief Executive Officer and Chairman of American Electric Power. From 1997 until 2003, he served as the President, Chairman and Chief Executive Officer of Northeast Utilities, the largest electric utility in New England. Mr. Morris served as a director of Spectra Energy Corp., one of North America’s leading natural gas infrastructure companies, from 2013 through its acquisition by Enbridge Inc. in 2017. Mr. Morris also served on the board of directors of the general partner of Spectra Energy Partners, LP, a master limited partnership engaged in the transmission, storage and gathering of natural gas, and the transportation and storage of crude oil, from 2017 until its acquisition by Enbridge Inc. in 2018. From 2018 to 2019, Mr. Morris served as a director of PHL Group, Inc., a private provider of energy-focused construction and related services. Mr. Morris served as a director of Alcoa Inc., a producer of aluminum, from 2008 to 2016, until Alcoa Inc.’s separation into two standalone, publicly traded companies, Alcoa Corporation (“Alcoa”) and Arconic Inc., and thereafter as the Chairman of the board of directors of Alcoa, a producer of bauxite, alumina and aluminum, until his retirement from Alcoa’s board in 2021. Mr. Morris currently serves as a director of The Hartford Financial Services Group, Inc., an investment and insurance company. Mr. Morris’s nomination is supported by his broad business experience and management expertise.

Sarah E. Nash	Director since 2019	Age 68
Executive Chair Executive Committee (Chair)
Ms. Nash has served as Executive Chair of the Company since February 2022 and served as an independent Chair of the Board between May 2020 and February 2022. Effective upon the conclusion of the Company’s 2022 annual meeting of stockholders, Ms. Nash will assume the role of Interim Chief Executive Officer of the Company. Ms. Nash is also chair of the board, chief executive officer and majority shareholder of privately held Novagard Solutions, an innovator and manufacturer of silicone sealants and coatings and hybrid and foam solutions for the Building Systems, Electronics, EV and Battery and Industrial and Transportation markets. Ms. Nash spent nearly 30 years in investment banking at JPMorgan Chase & Co. (and predecessor companies), a financial services firm, retiring as Vice Chairman of Global Investment Banking in July 2005. She served on the board of directors of Knoll, Inc., a designer and manufacturer of lifestyle and workplace furnishing, textiles and fine leathers, from 2006 through its acquisition by Herman Miller, Inc. in 2021 and privately held Irving Oil Company through March 2022. Ms. Nash currently serves on the boards of directors of Blackbaud, Inc., a software company providing technology solutions for the not-for-profit industry, and privately held HBD Industries, Inc., a manufacturer and supplier of general purpose and application-engineered industrial products. Ms. Nash is Trustee of the New York-Presbyterian Hospital, a member of the National Board of the Smithsonian Institution, a member of the Smithsonian Tropical Research Institute (STRI), Panama and the Chair of the International Advisory Board of the Montreal Museum of Fine Arts. Ms. Nash holds a BA in political science from Vassar College. Ms. Nash’s nomination is supported by her extensive experience in capital markets, strategic transactions, corporate governance and nonprofit organizations.

Juan Rajlin	Director since 2022	Age 46
Mr. Rajlin, born in Argentina, has served as the Treasurer of Alphabet Inc. (“Alphabet”), a multinational technology company, and its subsidiary Google LLC (“Google”) since October 2018. In Mr. Rajlin’s role with Alphabet, he oversees over $100 billion of investments, corporate finance policy and financial risk management. He is also a key executive overseeing Google's sustainability strategy and diversity, equity and inclusion work. Prior to joining Alphabet, Mr. Rajlin served as Corporate Treasurer and Chief Risk Officer from February 2013 through September 2017 and as Chief Financial Officer, Products and Services from October 2017 through September 2018, in each case at Mastercard, and held various roles with increasing levels of responsibility with General Motors Company before joining Mastercard. Mr. Rajlin holds a BS, Economics from Universidad Torcuato Di Tella in Argentina and an MBA from Columbia University. Mr. Rajlin’s nomination is supported by his extensive finance and risk management experience, his experience with consumer-driven technologies and ESG matters and his deep international experience and perspective.

Stephen D. Steinour	Director since 2014	Age 63
Interim Lead Independent Director Audit Committee (Chair) Executive Committee
Mr. Steinour has been the Chairman, President and Chief Executive Officer of Huntington Bancshares Incorporated, a regional bank holding company, since 2009. From 2008 to 2009, Mr. Steinour was a Managing Partner in CrossHarbor Capital Partners, LLC, a recognized leading manager of alternative investments. Mr. Steinour was with Citizens Financial Group from 1992 to 2008, where he served in various executive roles, including President from 2005 to 2007 and Chief Executive Officer from 2007 to 2008. Mr. Steinour also serves as a supervisory board member of The Clearing House, a real-time payments platform. He previously served as a trustee of Liberty Property Trust, a real estate investment trust, from 2010 to 2014, as a director of the Federal Reserve Bank of Cleveland, from 2017 to 2019, and as a director of Exelon Corporation, a utility services holding company, from 2007 to 2020. Mr. Steinour’s nomination is supported by his executive experience, financial expertise and service on several boards of directors.

J.K. Symancyk	Director since 2021	Age 50
Audit Committee Nominating & Governance Committee
Mr. Symancyk has served as President and Chief Executive Officer and a director of PetSmart LLC, a large specialty pet retailer, since June 2018. From 2015 to June 2018, Mr. Symancyk was the Chief Executive Officer of Academy Sports and Outdoors, Inc., a sporting goods and outdoor recreation retailer. Mr. Symancyk has over 25 years of industry experience managing complex retail organizations, including with roles of increasing responsibility with each of Academy Sports + Outdoors, Meijer and Walmart Stores. Mr. Symancyk also served on the board of directors of Chewy, Inc., an online retailer for pet products, supplies and prescriptions, from April 2019 through July 2021, and GameStop Corp., from March 2020 to June 2021. Mr. Symancyk’s nomination is supported by his executive experience, financial expertise, operating experience and deep understanding of the retail industry.

Leadership Updates
On February 22, 2022, the Company announced that Mr. Meslow will step down as Chief Executive Officer and as a member of the Board, due to health reasons, effective on May 12, 2022. To facilitate a smooth transition, the Board appointed Ms. Nash to serve as Executive Chair of the Company, effective on February 22, 2022, and as Interim Chief Executive Officer of the Company, effective upon Mr. Meslow’s departure. In addition, the Board appointed Mr. Steinour as Interim Lead Independent Director on March 10, 2022. We thank Mr. Meslow for his years of service to the Company and his willingness to continue in his role as Chief Executive Officer until May 12, 2022.
The Board is in the process of retaining a national search firm to conduct a robust search process to identify a permanent Chief Executive Officer. The Board is seeking candidates who will bring strong leadership to the Company at this unique and transformational time for our Company. The process will be undertaken in accordance with policies and principles established by the Board for Chief Executive Officer succession planning.
Mr. Schottenstein informed the Company that he will retire from the Board effective May 12, 2022, at the conclusion of the Company’s 2022 annual meeting of stockholders. We would like to thank Mr. Schottenstein for his service and valuable contributions as a director.
Accordingly, the size of the Board will be reduced to nine members immediately following the conclusion of the Company’s 2022 annual meeting of stockholders and, therefore, stockholders may only cast their vote with respect to the nine director nominees described above.
Director Independence
The Board has determined that each of the individuals nominated to serve on the Board (except for Sarah E. Nash) and Mr. Schottenstein have no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. The Board has also determined that each of Donna A. James and Anne Sheehan, who each resigned from the Board effective on August 2, 2021 to serve on the board of directors of Victoria’s Secret & Co., were “independent” in accordance with applicable NYSE standards during the time they served on the Board in 2021. If all director nominees are elected to serve as our directors, independent directors will constitute 89% of our Board.
In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director or a member of the director’s immediate family and the Company; whether within the past three years the director or a member of the director’s immediate family has served as an executive officer of the Company; whether the director or a member of the director’s immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000 (other than compensation in respect of such person’s service on the Board); whether the director or a member of the director’s immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director or a member of the director’s immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.
Board Leadership Structure; Risk Oversight; Certain Compensation Matters
The Board does not have a policy as to whether the roles of Chair of the Board and Chief Executive Officer should be separate or combined. The Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances.
Ms. Nash served as an independent Chair of our Board from May 2020 until her appointment to the role of Executive Chair on February 22, 2022. Effective May 12, 2022, at the conclusion of our 2022 annual meeting of stockholders, Ms. Nash will assume the role of Interim Chief Executive Officer upon Mr. Meslow’s departure due to health reasons until such time that a permanent Chief Executive Officer has been appointed. Accordingly, during this time, the leadership structure of the Company will provide for the combination of the roles of Executive Chair and Interim Chief Executive Officer. The Board believes that Ms. Nash is best situated to serve as both interim Chief Executive Officer and Executive Chair until Mr. Meslow’s successor is selected because of her familiarity with the Company’s business and leadership team, her deep leadership and strategic experience, including her significant role in facilitating the Company’s strategic actions that ultimately led to the successful spin-off of Victoria’s Secret & Co. in August 2021 (the “Separation”) and standing up Bath & Body Works as a standalone public company, and the efficiency of combining the roles during the Board’s search process for a permanent Chief Executive Officer.
In order to provide the Board with independent leadership during this period of transition, on March 10, 2022, the Board appointed Mr. Steinour as Interim Lead Independent Director. In addition to chairing all executive sessions of our non-management and independent directors, Mr. Steinour:
•	serves as a liaison between our Executive Chair, on the one hand, and our independent directors, on the other;
•	approves information sent to the Board;
•	reviews proposed Board meeting agendas;
•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	has the authority to call meetings of the non-management and independent directors in his discretion; and
•	if requested by major stockholders, ensures that he is available for consultation and direct communication.
The Board, directly and through the Audit Committee and other committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.
Among other things, the Company, including the HCC Committee, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the HCC Committee, believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.
Oversight of Cybersecurity Risk
The Audit Committee has oversight of the Company’s cybersecurity and data security policies. All members of the Audit Committee are independent directors. Members of management of the Company regularly brief the Board on issues relating to information security, fraud, data security and cybersecurity risk and developments, as well as the steps management has taken to monitor and control such exposures.
Review of Strategic Plans and Capital Structure
The Board regularly reviews the Company’s strategic plans and capital structure with a view toward long-term value creation.
Oversight of Environmental and Social Matters
Bath & Body Works, as a values-based company, recognizes that we have a responsibility to all stakeholders of our business, including associates, customers, stockholders, the communities where we live and work, people across our value chain who contribute to our success and, of course, the planet. To acknowledge this enormous responsibility, in 2021, as part of our ongoing efforts, we established an ESG function to provide direction and help coordinate ESG work throughout the Company. In 2022, we intend to work with internal and external stakeholders to identify any material issues, build an ESG strategy and set organizational priorities and goals that will guide our ESG focus going forward. We look forward to reporting on our strategy and our progress against our goals. While we are building out our strategy, we have continued with our ongoing work in this area. Key areas of focus and highlights include:
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Diversity, Equity and Inclusion. Led by our Office of Inclusion, we have a robust enterprise strategy for diversity, equity and inclusion, based on the pillars of recruitment, education and development, engagement and retention, community and business. This includes the recruitment, retention and advancement of diverse talent among our Board, workforce and suppliers, that reflects the customers we serve and our communities. Specifically, we are taking the following steps:

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Senior leaders are engaging in conversations with individual associates and teams to listen and learn. We are committed to providing both large and small, formal and informal forums for associates to be heard.

•	We have gathered and are sharing resources to provide education, tools and insights for our associates on managing bias and being an ally.
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As of January 29, 2022, we had six Inclusion Resource Groups (“IRGs”) designed for associates who identify as, or are allies of, the following groups: Hispanic and Latinx, LGBTQIA+, Black and African American, Asian and Pacific Islander, entry level and junior or early career professionals and women. These IRGs provide opportunities for associates to connect with one another around their shared passion for creating an inclusive workplace for all associates. These IRGs also provide professional development for associates, support the needs of our business, help shape the culture of our Company and encourage engagement and volunteerism in the community.

•	As noted below, we have increased our investment in organizations that fund the fight against racism and inequality.
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As an indication of our efforts in this area, we have scored between 95 and 100 on the Human Rights Campaign’s Corporate Equality Index every year for the past decade, with a perfect score of 100 in each of 2020, 2021 and 2022.

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Our EEO-1 data for 2021 and prior years includes data related to associates of Victoria’s Secret & Co., which is now an independent, standalone public company following the Separation in August 2021. We intend to publish our Consolidated EEO-1 Report for 2022 on our website at www.bbwinc.com in the second quarter of 2023, which will be our first Consolidated EEO-1 Report that reflects Bath & Body Works, Inc. as a standalone public company.

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Respecting Human Rights and the Planet Throughout Our Supply Chain. We select suppliers based on their ability and commitment to meet our stringent standards related to safety, quality, labor and the environment. The majority of our production comes from the United States and includes many long-term strategic partners. Suppliers are audited for compliance with our supplier code of conduct.

•	Reducing Our Environmental Impact.
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Driving toward sustainable materials. We are working to reduce our environmental impact through the use of more sustainable materials and partnerships with more environmentally responsible suppliers. For example, under the Company’s Forest Products Procurement Policy, we work with our suppliers to source packaging from certified forestry operations to reduce the pressures on endangered forests. Also, we are steadily increasing the use of PCR plastic in our product packaging, working closely with our suppliers to increase that amount based on supply of available PCR material.

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Chemicals management in products. We apply a disciplined approach when it comes to ensuring quality and protecting our customers and the environment. Bath & Body Works contracts with manufacturers primarily in North America. Vendors are selected based on their ability and commitment to meet our safety and quality standards, as well as follow our ethical labor and environmental standards. Once contracted, our internal experts work with vendors to certify compliance with our strict quality standards and sourcing policies on an ongoing basis.

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Reducing energy consumption, water use and greenhouse gas emissions. We have rolled out numerous energy-efficiency projects, such as having our main office and distribution center each LEED certified, using LED lamps in stores, home offices and distribution centers, and expanding our recycling efforts in our distribution centers and stores. We also are committed to using efficient means of transporting our goods. Since 2006, we have been a partner in the U.S. Environmental Protection Agency’s SmartWay Transport Partnership program, which works with companies to reduce greenhouse gas emissions and air pollution from transportation of goods. And since 2009, we have been a member of the Ceres Business for Innovative Climate and Energy Policy (BICEP), an advocacy coalition of businesses committed to working with policymakers to pass meaningful energy and climate legislation. With respect to water use, we have taken steps to conserve water use in our buildings and in landscaping.

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Supporting Our Communities. In 2021, we invested more than $20.1 million in nonprofit organizations through our foundations and corporate giving, including the National Urban League, Feeding America, YWCA and the Human Rights Campaign. And we contributed $1.9 million worth of products to support our communities, including first responders, healthcare institutions, community action agencies and nonprofits.

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Empowering and Joining Our Associates in Funding Research with the Goal of Ending Cancer. In 2021, our foundations and associates continued to support cancer research, contributing more than $1.1 million to Pelotonia where 100% of every participant-raised dollar funds cancer research at The Ohio State University Comprehensive Cancer Center – James Cancer Hospital and Solove Research Institute. Since 2010, our foundations and associates have raised more than $65 million for Pelotonia.

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Responding to COVID. Utilizing various COVID-19 safety measures that are designed to align with or exceed guidelines from the Centers for Disease Control and Prevention, we have taken a number of steps to protect our associates and customers, including use of temperature checks and verifications from our associates that they are symptom-free; compensation for our associates who are quarantining due to a positive COVID-19 test; providing face masks to our associates and instituting policies for use of face masks; taking steps to promote social distancing at our stores, home offices, distribution centers and customer care centers; and increasing our cleaning regimen.

Human Capital Management
The Board recognizes that attracting, developing and retaining the best people is crucial to all aspects of the Company’s activities and long-term success and has, with the support of the HCC Committee, oversight of the development and implementation of our human capital management programs, including diversity and inclusion practices and initiatives, recruiting, retention and career development and progression. Among other things, the Board reviews with members of management of the Company issues relating to human capital management such as associate engagement, workforce planning and demographics, diversity and inclusion strategies and our corporate culture.
Succession Planning
The Board has developed policies and principles governing succession planning with respect to the Chief Executive Officer and other senior management.
Information Concerning Board Meeting Attendance
Our Board held 11 meetings in fiscal year 2021. During fiscal year 2021, all of the then-current directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served (which were held during the period in which they served).
Committees of the Board
Audit Committee
The Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements and internal controls, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Mr. Steinour (Chair), Ms. Hondal and Messrs. Morris and Symancyk. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Commission for service on the Audit Committee of the Board and qualifies as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.
The Report of the Audit Committee can be found on page 59 of this proxy statement. The Audit Committee held 13 meetings in fiscal year 2021.

Human Capital & Compensation Committee
The current members of the HCC Committee are Mr. Morris (Chair), Mses. Bellinger, Hondal and Lee, and Mr. Schottenstein. The Board has determined that each of the current HCC Committee members is “independent” in accordance with applicable NYSE standards and qualifies as a “non-employee director” for purposes of regulations promulgated by the Commission.
The HCC Committee (i) oversees human capital management of the Company, including the Company’s diversity, equity and inclusion programs, policies and strategies, (ii) oversees the Company’s compensation and benefits philosophy and policies, (iii) evaluates the Chief Executive Officer’s performance and approves the Chief Executive Officer’s compensation, (iv) oversees the evaluation process and compensation structure for other executive officers of the Company, (v) evaluates and recommends for approval by the Board compensation for the Company’s directors, and (vi) fulfills the other responsibilities set forth in its charter. The HCC Committee may delegate its authority (i) to subcommittees or the Chair of the HCC Committee as it deems appropriate and in the best interests of the Company, provided that periodic reports by the parties receiving any such delegation are made to the full HCC Committee in accordance with the terms of the delegation, and (ii) to one or more officers of the Company the authority to make grants and awards of stock rights or options to any individual who is not an executive officer of the Company as the HCC Committee deems appropriate, in the best interests of the Company, and in accordance with the terms of such plans.
The Human Capital & Compensation Committee Report can be found on page 42 of this proxy statement. For a discussion of the role of the Company’s executive officers and the HCC Committee’s independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see the section “Compensation Governance” on page 39 of this proxy statement. The HCC Committee held nine meetings in fiscal year 2021.
Nominating & Governance Committee
The Nominating & Governance Committee actively engages in the ongoing review of the composition of the Board and opportunities for Board refreshment. Based on its review, the Nominating & Governance Committee recommends criteria for the selection of the candidates to the Board and its committees, and identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee also considers and reviews the qualifications of any individual nominated for election to the Board by stockholders and is responsible for proposing a slate of candidates for election as directors at each annual meeting of stockholders. The Nominating & Governance Committee also oversees the evaluation of the Board and its committees, and commencing in 2022 is responsible for reviewing the Company’s actions in furtherance of its corporate social responsibility, including ESG and philanthropic initiatives, including the impact of Company procedures and processes on associates, citizens and communities.
The Board is committed to the ongoing review of Board composition and director succession planning. The Board has had eight new directors since 2019, seven of whom were independent directors at the time of their appointment. If all director nominees are elected to serve as directors at this annual meeting, the average tenure of our Board will be 3.2 years.
In assessing new individuals to serve as directors and committee members, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board are summarized on page 6 of this proxy statement and in the director biographies found on pages 7 through 9 of this proxy statement. The Company’s corporate governance principles provide that the Board will be composed of members of diverse backgrounds and, in January 2022, the Board amended the charter of the Nominating & Governance Committee to include a commitment to have at least 50% of the Board be diverse and to provide that the initial pool of candidates for any Board vacancy shall consist of at least one woman and one person of color. The Nominating & Governance Committee considers the diversity of experience, background and expertise of the current directors and areas where new directors might add additional perspectives, as factors in the selection of Board nominees. As discussed on page 6 of this proxy statement, if all nine director nominees are elected to serve as our directors, four of our directors will be women (including our Executive Chair), four of our directors will be people of color and one of our directors will be a member of the LGBTQIA+ community. In connection with the use of a third-party search firm to identify external candidates who are qualified to serve as potential successors to the Chief Executive Officer, the Board will instruct such third-party search firm to take into consideration the Company’s commitment to diversity as defined above.
The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.
The Company engaged a search firm to assist the Nominating & Governance Committee in identifying and evaluating potential directors, and the search culminated in, based on the recommendations of the Nominating & Governance Committee, the Board’s appointments of Messrs. Bogliolo and Rajlin as new independent directors effective on March 28, 2022.
The Nominating & Governance Committee also develops and recommends to the Board, and regularly reviews, a set of corporate governance principles for the Company to ensure they reflect evolving best practices, monitors compliance with those principles and stays abreast of developments in the area of corporate governance. The Nominating & Governance Committee also reviews and periodically makes recommendations to the Board regarding the structure, practices, policies and activities of the Board and its committees. Each Board committee’s charter is reviewed at least annually. To ensure that the Board and its committees remain effective, the Nominating & Governance Committee oversees a robust annual evaluation of the Board and each of its committee and recommends ways to improve performance. At least annually, each of the Audit Committee, the HCC Committee and the Nominating & Governance Committee evaluates its own performance and reports to the Board on such evaluation. The full Board also engages in self-evaluation at least annually. The current members of the Nominating & Governance Committee are Ms. Bellinger (Chair), Ms. Lee and Messrs. Schottenstein and Symancyk. The Board has determined that each of the current Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.
The Nominating & Governance Committee held four meetings in fiscal year 2021.
Executive Committee
The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of the Company to be affixed to papers that require it. The current members of the Executive Committee are Ms. Nash (Chair), Ms. Bellinger and Messrs. Morris and Steinour.
The Executive Committee held one meeting in fiscal year 2021.
Meetings of the Company’s Non-Management Directors
The non-management directors and the independent directors of the Board meet in regular executive sessions. Ms. Nash previously served as the chair of those meetings when she was the independent Chair of the Board, but ceased doing so in February 2022 when she was appointed as Executive Chair. Executive sessions of our non-management directors and independent directors will now be led by Mr. Steinour, our Interim Lead Independent Director. Mr. Meslow and, since her appointment as Executive Chair on February 22, 2022, Ms. Nash, do not attend any meetings of the non-management directors or the independent directors.
Communications with Stockholders
The Board believes that it is important to understand stockholder perspectives on the Company and foster long-term relationships with stockholders and, to that end, we have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including corporate governance matters and environmental and social goals and initiatives. Such engagements with investors have been highly constructive. The Board also provides a process for interested parties to send communications to the full Board, our Executive Chair, our Interim Lead Independent Director, the other non-management members of the Board and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o Bath & Body Works, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@bbw.com. Any stockholder wishing to contact Audit Committee members may send an email to auditcommittee@bbw.com. Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the Chief Legal Officer, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.
Attendance at Annual Meetings
The Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members, other than Mr. Leslie H. Wexner and Ms. Abigail S. Wexner, each of whom retired from the Board effective on May 20, 2021, attended the 2021 annual meeting. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.
Code of Conduct, Related Person Transaction Policy and Associated Matters
The Company has a code of conduct that is applicable to all employees of the Company, including the Chief Executive Officer and Chief Financial Officer, and to members of the Board. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at www.bbwinc.com.
Under the Company’s Related Person Transaction Policy (the “Policy”), subject to certain exceptions, directors and executive officers of the Company are required to notify the Secretary of the Company of any potential financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer, his or her immediate family members or a 5% beneficial owner of the Common Stock has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.
On July 14, 2021, the Company entered into a terms agreement (the “Underwriting Agreement”) with Leslie H. Wexner and certain affiliated entities named therein (the “Selling Stockholders”) and J.P. Morgan Securities LLC (the “Underwriter”). Under the terms of the Underwriting Agreement, the Selling Stockholders agreed to sell to the Underwriter 20,041,646 shares (the “Securities”) of Common Stock in a registered public offering (the “Secondary Offering”). The Secondary Offering closed on July 19, 2021. On July 13, 2021, the Company entered into a Stock Repurchase Agreement (the “Stock Repurchase Agreement”) with the Selling Stockholders and Abigail S. Wexner, pursuant to which the Company agreed to repurchase an aggregate of 10,000,000 shares of Common Stock from one of the Selling Stockholders for an aggregate purchase price of $730.1 million (the “Stock Repurchase”). The Company completed the Stock Repurchase on July 19, 2021. Mr. and Mrs. Wexner were members of the Board until May 20, 2021, and at the time of the foregoing transactions, Mr. Wexner was the beneficial owner of more than 5% of the Common Stock.
Copies of the Company’s Code of Conduct, Corporate Governance Principles, Policy and Committee Charters
The Company’s code of conduct, corporate governance principles and Policy, as well as the charters of the Audit Committee, HCC Committee and Nominating & Governance Committee, are available on the Company’s website at www.bbwinc.com. Stockholders may also request a copy of any such document from: Bath & Body Works, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending January 28, 2023. Ernst & Young LLP has been retained as the Company’s independent registered public accountants continuously since 2003.
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountants. The Audit Committee is responsible for approving the fees associated with the Company’s retention of Ernst & Young LLP. In accordance with the Commission’s rules, Ernst & Young LLP’s lead engagement partner rotates every five years. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In addition, the Audit Committee evaluates Ernst & Young LLP’s qualifications, performance and independence and presents its conclusions on these matters to the Board on at least an annual basis, and annually considers whether to continue its engagement of Ernst & Young LLP.
The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. We are asking you to ratify Ernst & Young LLP’s appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
Additional information concerning the Company’s engagement of Ernst & Young LLP is included on pages 3 and 60 of this proxy statement.
The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Commission. After the Company’s 2017 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote on the fiscal year 2021 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other narrative executive compensation disclosures.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers named in the 2021 Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”
Fiscal year 2021 was a year with strong momentum across both our stores and direct channels. Performance was driven by the exceptional efforts of our leadership team who delivered a merchandise assortment that resulted in a positive customer response and an increasingly loyal and growing customer base. This resulted in adjusted operating income that significantly exceeded expectations and goals set at the beginning of each of our seasons justifying above target payouts for our short-term performance-based incentive compensation. A substantial portion of the long-term incentives granted to our NEOs are subject to challenging performance requirements that will only be earned if the Company achieves rigorous growth, profitability and return metrics that provide incentive for a balance of growth and profitability, support the strategic direction of the Company, and alignment with the interests of our stockholders.
Fiscal year 2021 was yet another transformational year for our Company, as we successfully navigated the separation of Victoria’s Secret & Co. into a separate, stand-alone business, creating long-term value for our stockholders. This transaction would not have been achievable without the leadership and expertise of our senior leadership team. In 2020, the HCC Committee approved special, one-time cash retention awards to certain executive officers in order to ensure long-term retention and continuity of key leadership during particularly turbulent times for our business brought on by the onset of the COVID-19 pandemic and uncertainty surrounding the form and timing for separating the Victoria’s Secret business. These awards were a critical tool to ensure stability, the long-term health of our business and the preservation of stockholder value. In addition, Stuart B. Burgdoerfer, our former Executive Vice President and Chief Financial Officer, indicated his intention to retire in February 2021 and, at the request of the Board, agreed to continue in the role of Executive Vice President and Chief Financial Officer through the completion of the Separation to serve as the Company executive overseeing and leading the Separation process (including evaluating strategic options for the disposition of the Victoria’s Secret business that would best serve stockholder interests and to ensure the successful completion of the Separation, as well as to minimize distraction for others of our leadership team who were performing critical roles for the business). In recognition of Mr. Burgdoerfer’s continued leadership during this critical time, Mr. Burgdoerfer was provided with certain payments in fiscal year 2021, the terms of which are described in the “Compensation Discussion and Analysis” section beginning on page 26 of this proxy statement.
We remain committed to aligning executive compensation with performance and making decisions that drive our business goals and serve both the short- and long-term interests of our stockholders.
Although the advisory stockholder vote on executive compensation is non-binding, the HCC Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making future compensation decisions for NEOs. In 2021, 93.3% of the shares voting on the proposal voted in favor of our executive compensation program.
Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal year 2021 compensation of our NEOs.
Board Recommendation
There is alignment between our performance, our stockholders’ interests and our NEOs’ pay; therefore, the Board recommends a vote FOR this proposal.

PROPOSAL 4: APPROVAL OF THE BATH & BODY WORKS, INC.
ASSOCIATE STOCK PURCHASE PLAN
The Board previously approved the Bath & Body Works, Inc. Associate Stock Purchase Plan on March 10, 2022 to be effective May 12, 2022, subject to stockholder approval. If approved, the initial offering period under the ASPP is expected to commence on January 1, 2023. The following is a summary of the material features of the ASPP and its operation. This summary does not purport to be a complete description of all the terms of the ASPP and is qualified in its entirety by reference to the full text of the ASPP, a copy of which is attached as Appendix A to this proxy statement.
Summary of the ASPP
The purpose of the ASPP is to provide eligible employees of the Company and the designated participating companies with an opportunity to acquire an interest in the Company through the purchase of Common Stock at a discount price through payroll deductions. The ASPP has two components: (i) one component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”) (such component, the “423 Component”); and (ii) the other component (the “Non-423 Component”) which is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The Non-423 Component authorizes the HCC Committee to grant options to purchase Common Stock pursuant to the rules, procedures, or sub-plans adopted by the HCC Committee from time to time that may be designed to achieve certain tax, securities laws, or other objectives for eligible employees, as determined in the discretion of the HCC Committee.
Eligibility
Generally, all employees of the Company and participating companies designated by the HCC Committee who have completed six months of continuous employment are eligible to participate in the ASPP; provided that employees who own (or are deemed to own as a result of applicable attribution rules) stock constituting 5% or more of the total combined voting power or value of all classes of our stock or any of our subsidiaries are not permitted to participate in the ASPP. The HCC Committee may, in its discretion, exclude the following categories of employees from participation: (i) certain “highly compensated employees” (within the meaning of Section 414(q) of the Code); (ii) employees who customarily work 20 hours or less per week; (iii) employees whose customary employment is for not more than five months in any calendar year; or (iv) employees who have been employed less than two years. In addition, employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the ASPP or an offering under the ASPP if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the ASPP or an offering to violate Section 423 of the Code. Non-employee directors of the Company are not eligible to participate in the ASPP. In the case of the Non-423 Component, eligible employees may be excluded from participation in the ASPP or an offering if the HCC Committee determines that participation of such eligible employees is not advisable or practicable.
The Board has determined that employees of the following subsidiaries and affiliates of the Company will be eligible to participate in the ASPP: Bath & Body Works Brand Management, Inc.; Bath & Body Works Direct, Inc.; Bath & Body Works, LLC; Bath & Body Works Logistics Services, LLC; beautyAvenues, LLC; L Brands Service Company, LLC; and Retail Store Operations, Inc. The HCC Committee has the discretion to designate the subsidiaries and affiliates of the Company that will be participating companies under ASPP. The HCC Committee also has the discretion to revoke any subsidiary or affiliate designated as a participating company at any time and from time to time.
Administration
The ASPP will be administered by the HCC Committee. Subject to the provisions of the ASPP, the HCC Committee will have full authority and discretion to construe and interpret the ASPP, prescribe, amend, and rescind rules relating to the administration of the ASPP, and take any other actions necessary or desirable for the administration of the ASPP including, without limitation, adopting sub-plans and special rules applicable to participating companies, which sub-plans or special rules may be designed to be a Non-Section 423 Component. The decisions of the HCC Committee are, to the full extent permitted by law, final and binding on all persons.

Shares Available for Issuance
An aggregate total of 2,400,000 shares of Common Stock will be reserved for issuance under the ASPP, subject to adjustment as provided in the ASPP (as described below). The Common Stock may be newly issued shares, treasury shares, or shares acquired on the open market. If any purchase of shares pursuant to an option under the ASPP is not consummated, the shares not purchased under such option will again be available for issuance under the ASPP. Any or all shares of Common Stock reserved for issuance under the ASPP may be granted under the Section 423 Component.
Enrollment and Participation
An eligible employee may elect to participate in the ASPP by completing an enrollment form before the start of an offering period, which may be written or electronic, and following the electronic or other enrollment procedures established by the HCC Committee. Participation in the ASPP is voluntary. Participating employees may generally contribute up to 10% of their eligible compensation to the ASPP. Eligible compensation for purposes of the ASPP generally means the employee’s base salary or wages before deduction for any salary deferred contributions made by the employee to any tax-qualified retirement plan or non-qualified deferred compensation plan, but excludes cash or equity-based incentive compensation, bonuses, or other similar payments. The HCC Committee may change the definition of eligible compensation on a prospective basis. Contributions are made on an after-tax basis. A participant may not increase or decrease the participant’s rate of payroll deductions for an offering period after such offering period begins. However, a participant may increase or decrease the participant’s rate of payroll deductions for future offering periods by submitting a new enrollment form and following the procedures established by the HCC Committee.
No employee will be granted a right to purchase Common Stock under the ASPP (i) if such employee, immediately after such grant, would own stock constituting 5% or more of the total combined voting power or value of all classes of our stock or any of our subsidiaries or (ii) to the extent that the employee’s rights to purchase stock under our ASPP accrues at a rate which exceeds $25,000 worth of Common Stock (determined by the fair market value of the shares at the time such purchase right is granted) for each calendar year in which the purchase right is outstanding. In addition, no employee will be permitted to purchase during each offering period more than 1,000 shares of Common Stock (or such other maximum number of shares as the HCC Committee may establish from time to time), subject to adjustment pursuant to the terms of the ASPP.
Withdrawal and Termination of Employment
A participant may withdraw from an offering by submitting a revised enrollment form indicating the participant’s election to withdraw at least 30 days before the purchase date. Upon withdrawal, any amounts remaining in the participant’s account which have not been used to purchase shares will be refunded to the participant as soon as administratively practicable. A participant who has withdrawn from an offering period may not participate again in that same offering.
Upon a participant’s termination of employment for any reason or change in status to a non-eligible employee category prior to the purchase date, participation in the ASPP will immediately terminate. If the participant’s termination or change in status occurs at least 30 days before the purchase date, the payroll deductions in the participant’s account will be returned. If the termination or change in status occurs less than 30 days before the purchase date, the participant will not be treated as having withdrawn from the offering and the payroll deductions in the participant’s account will be used to purchase shares of Common Stock on the purchase date, and the participant will withdraw from the next offering.
Offering Period
The ASPP provides for separate offering periods of up to 27 months in duration. The length of each offering period will be determined by the HCC Committee prior to the commencement of such offering period. The HCC Committee shall have, prior to the commencement of a particular offering period, the authority to change the duration, frequency, and start and end dates of the offering periods. Thus, there may be multiple purchase periods in any offering period. The Company may have more than one offering period in effect at any time. It is anticipated that the first offering period and first purchase period will be six months in duration, with new offering periods commencing on or about January 1 and July 1 of each year. If the ASPP is approved by the stockholders, the initial offering period under the ASPP is expected to commence on January 1, 2023.

Purchase Price and Shares Purchased
On the last trading day (i.e., any day on which the NYSE is open for trading) of each purchase period, the employee will be deemed to have exercised the right to purchase as many shares of Common Stock as the employee’s payroll deduction will allow at the purchase price, subject to the limits set forth in the ASPP. The purchase price for each purchase period will be equal to 85% of the fair market value of our shares of our Common Stock on the last trading day of the applicable purchase period. The fair market value of our shares of Common Stock for purposes of the ASPP is the closing price of the shares on the NYSE on the day in question.
Adjustment Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions
In the event of any change in the structure of the Company affecting our shares of Common Stock, such as a dividend or other distribution (whether in the form of cash, shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, or other similar event, the HCC Committee will make, in such manner as it may deem equitable, an appropriate adjustment in the number, class, and purchase price of shares available for purchase under the ASPP, and in the number of shares an employee is entitled to purchase.
In the event of a proposed dissolution or liquidation of the Company, unless otherwise determined by the HCC Committee, the offering period then in effect will be shortened by setting a new exercise date on which the offering period will end immediately before the proposed dissolution or liquidation. Alternatively, the HCC Committee may elect to terminate the current offering period in accordance with the ASPP.
In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or other similar corporate event, each outstanding right to purchase shares will be assumed or an equivalent right will be substituted by the successor corporation (or a parent or subsidiary of the successor corporation), unless the successor corporation refuses to assume or substitute the right to purchase. If the successor corporation refuses to assume or substitute the right to purchase, the offering period then in effect will be shortened by setting a new exercise date on which the offering period will end. Alternatively, the HCC Committee may elect to terminate the current offering period in accordance with the ASPP.
Transferability
No participant is permitted to assign, transfer, pledge, or otherwise dispose of either the payroll deductions credited to the participant’s account or any rights regarding the exercise right to purchase our shares under the ASPP, other than by will or the laws of descent and distribution.
Amendment and Termination
The HCC Committee may, in its sole discretion, at any time and for any reason, amend, suspend or terminate the ASPP (subject to any applicable stockholder approval requirements). The ASPP will become effective on May 12, 2022 if approved by our stockholders and will continue for a term of 10 years following such effective date, subject to earlier termination at the discretion of the HCC Committee.
Federal Income Tax Consequences
The following is a summary of the general U.S. federal (and not local, state, or foreign) income tax consequences under the 423-Component based on current U.S. federal income tax law. The following discussion does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which a participant may reside. The applicable tax law provisions and related regulations concerning these matters are complicated, and their impact in any one case may depend upon the circumstances. Eligible employees should consult their own tax advisors.
The rights of participants to make purchases under the 423-Component are intended to qualify under the provisions of Section 423 of the Code. Assuming such qualification, no income will be taxable to a participant at the time of grant of the right to purchase, or at the time of purchase, of the shares. However, a participant may become liable for tax upon the sale or other disposition of shares purchased under the ASPP, and the tax consequences will generally depend upon the holding period of such shares prior to the sale or other disposition.
If the shares are disposed of (i) more than two years after the date of the beginning of the offering period and (ii) more than one year after the shares are purchased in accordance with the ASPP (the “option holding period”), the participant will generally recognize ordinary income upon the sale or other disposition of the shares equal to the difference between the fair market value of the shares on the applicable date of exercise and the option price. Any gain in excess of that amount will be characterized as capital gain. If the shares are disposed of prior to the expiration of the option holding period, the participant will recognize, as ordinary income, the difference between the fair market value of the shares on the applicable date of exercise and the option price. Any gain in excess of that amount will be characterized as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the right to purchase. If the shares are sold for an amount that is less than their fair market value as of the exercise date, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the exercise date over the purchase price, and the participant may recognize a capital loss equal to the difference between the sales price and the value of such shares on the exercise date.
The Company will not be entitled to a federal income tax deduction with respect to the grant or exercise of an option unless the participant disposes of the shares acquired thereunder prior to the expiration of the option holding period. In that event, the employer corporation (the Company or a participating company) generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant.
Registration with the SEC
If our stockholders approve the ASPP, we will file a registration statement on a Form S-8 with the Commission, as soon as reasonably practicable after such approval, to register the shares for issuance under the ASPP.
New Plan Benefits
The amounts of future purchases under the ASPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 of the Code and the ASPP, and the per-share purchase price depends on the future value of our shares of Common Stock.
Equity Compensation Plan Information
The following table presents certain information with respect to our equity compensation plans as of January 29, 2022, as required by Item 201(d) of Regulation S-K under the Exchange Act.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	5,211,136	$46.15(2)	13,452,369
Equity compensation plans not approved by security holders	—	—	—
Total	5,211,136	$46.15	13,452,369
(1)
Includes the following plans: the 2020 Stock Option and Performance Incentive Plan; the 2015 Stock Option and Performance Incentive Plan (the “2015 Plan”); and the 2011 Stock Option and Performance Incentive Plan (the “2011 Plan”). There are no shares remaining available for grant under the 2015 Plan or the 2011 Plan.

(2)	Does not include outstanding rights to receive Common Stock upon the vesting of restricted stock unit awards or settlement of deferred stock units.
The Board recommends a vote FOR the approval of the Bath & Body Works, Inc. Associate Stock Purchase Plan.

PROPOSAL 5: STOCKHOLDER PROPOSAL TO REDUCE THE OWNERSHIP THRESHOLD FOR CALLING SPECIAL MEETINGS OF STOCKHOLDERS
John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, owner of 90 shares of Common Stock, has notified the Company that he intends to submit the following proposal at this year’s annual meeting:
Proposal 5 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.
Shareholders need a more reasonable stock ownership to call a special shareholder meeting to help make up for the use of online shareholder meetings that give management more control at a shareholder meeting. The vast majority of 2021 online shareholder meetings dictated that absolutely no shareholders could speak.
Although it now takes a theoretical 25% of all shares to call for a special shareholder meeting, this translates into 32% of the Bath & Body Works shares that typically vote at the annual meeting. It would be hopeless to think that the shares that do not have time to vote at the annual meeting would have the time to take the special procedural steps to call for a special shareholder meeting.
32% of shares could represent the voice of well over 40% of shares when one considers that many shareholders may support the call for a special meeting but do not have the time for the paperwork or make minor, but disqualifying, paperwork errors which are easy to make.
Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. BBWI shareholders have no right to act by written consent.
Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.
A reasonable shareholder right to call for a special shareholder meeting in our bylaws will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting. Our bylaws give no assurance that any shareholder engagement will take place.
Please vote yes:
Special Shareholder Meeting Improvement – Proposal 5
Our Response—Statement in Opposition to Stockholder Proposal to Reduce the Ownership Threshold for Calling Special Meetings of Stockholders
The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders, and that our existing corporate governance practices, including the existing right of our stockholders to call a special meeting, ensure Board and management accountability to our stockholders. Consequently, the Board recommends a vote AGAINST the proposal.
Key Reasons to Vote Against this Proposal
•
Our stockholders already have a meaningful right to call a special meeting – as few as three Company stockholders could reach our 25% threshold based on our ownership composition as of December 31, 2021.

•	The 10% threshold that is proposed is lower than the majority of S&P 500 companies incorporated in Delaware that offer stockholders the right to call special meetings.
•
The 10% threshold that is proposed could be reached by as few as one Company stockholder based on our ownership composition as of December 31, 2021, which could lead to abuse or unnecessary disruption.

•	Special meetings require substantial expenses and resources that should only be called upon in extraordinary circumstances.
•
We have strong corporate governance practices, including proxy access and an existing special meeting right, which afford stockholders powerful levers to hold directors accountable and pursue appropriate matters when necessary.

Our stockholders already have a meaningful right to call a special meeting.
Our Bylaws already provide that any stockholders who together own an aggregate of at least 25% of the outstanding shares of our Common Stock may call a special meeting. This threshold can be achieved by as few as three Company stockholders based on our ownership composition as of December 31, 2021. We believe this 25% threshold is appropriate and aligned with our stockholders’ interests. Our 25% threshold is designed to strike the proper balance between ensuring that stockholders have the ability to call a special meeting to vote on matters that are important to a meaningful percentage of our stockholders that arise between annual meetings, while protecting against the risk that a small minority of stockholders could trigger the significant expense and disruption of a special meeting. A lower threshold could allow stockholders with narrow or special interests to pursue matters that are not widely viewed as requiring immediate attention or that are being pursued for reasons that may not be in the best interests of the Company or our stockholders generally.
Based on our analysis of S&P 500 companies incorporated in Delaware that allow stockholders to call special meetings, 25% is the most common ownership threshold. Based on our analysis of S&P 500 companies incorporated in Delaware that allow stockholders to call special meetings, we believe that the majority of S&P 500 companies that allow stockholders to call special meetings do not have an ownership threshold as low as 10%. We believe that we are therefore within the mainstream of special meeting rights at S&P 500 companies.
At a lower threshold, special-interest groups or potentially even a single stockholder could abuse the stockholder right to call a special meeting.
Given our heavily institutional stock ownership, the failure by a special meeting proponent to convince holders of at least 25% of the outstanding shares of our Common Stock to support a special meeting would be a strong indicator that most stockholders do not believe that a special meeting is warranted. Lowering the threshold for calling special meetings could allow disruptions by special-interest stockholder groups with agendas that are not in the best interests of the Company or of our stockholders generally.
Moreover, in addition to our 25% ownership threshold for special meetings to be called by our stockholders, special meetings of stockholders may be called by the Chair of the Board, the Vice Chair of the Board, if any, or in the case of the death, absence or disability of the Chair of the Board, by certain executive officers of the Company, each of whom has a fiduciary duty under the law to act in the best interests of the Company and our stockholders as a whole. The proposal’s 10% ownership threshold would permit a small group of stockholders (or even a single stockholder) who have no duty to act in the best interests of the Company or our stockholders at-large to use the extraordinary measure of a special meeting to serve a potentially narrow self-interest. Such a low threshold gives a small minority of stockholders the unlimited power to call a special meeting and opens the door to potential abuse and waste of corporate resources.
Special meetings require substantial expenses and resources.
Special meetings are generally intended for extraordinary company business, such as when fiduciary or strategic considerations require that the matter be addressed on an expeditious basis that cannot wait until the next annual meeting of stockholders. Given our size and the number of our stockholders, a special stockholder meeting is a significant undertaking that requires substantial company expense and Board and management resources. These expenses and resources are required whether we hold a special meeting in-person or virtually, and we historically have held our stockholder meetings in person.
We must pay to prepare, print and distribute disclosure documents to our stockholders, solicit proxies, hold the meeting and tabulate votes. In addition, the Board and management must divert time and focus from their responsibility of managing the Company on behalf of all stockholders to prepare for and conduct the special meeting. Such time and focus are appropriate if a reasonably large representation of our stockholders support holding a special meeting. However, a low 10% threshold risks that special meetings will be called for reasons not in the best interests of our stockholders generally, therefore detracting from our Board’s and management’s primary focus of maximizing long-term financial returns for our stockholders and leading and operating our business in the best interests of our stockholders.
Our existing corporate governance practices and policies ensure Board accountability and are responsive to the concerns of our stockholders.
The proposed 10% threshold not only enables a small minority of our ownership to force the Company to take what is an extraordinary action, but such a low threshold is unnecessary in light of our existing corporate governance practices and our demonstrated, ongoing commitment to engagement with our stockholders. As discussed under “PROPOSAL 1: ELECTION OF DIRECTORS—Corporate Governance Highlights” on page 5 of this proxy statement and “PROPOSAL 1: ELECTION OF DIRECTORS—Communications with Stockholders” on page 15 of this proxy statement, our current corporate governance practices reflect the Board’s dedication to being responsive and accountable to our stockholders.
Fostering long-term relationships with our stockholders and maintaining their trust is a priority for the Board. Engagement with our stockholders helps the Board gain useful feedback on a wide variety of topics, including corporate governance, as well as executive compensation, ESG matters, business strategy and performance and related matters. In fiscal 2021, we solicited engagement meetings with more than 80 of our stockholders representing more than two-thirds of our shares of Common Stock outstanding as of December 31, 2021, as well as meetings with other key stakeholders. In addition, on July 16, 2021, we hosted a virtual investor meeting in advance of the previously announced separation of Bath and Body Works and Victoria’s Secret so as to engage our stockholders on a matter of importance to them. Members of the executive leadership team of Bath & Body Works attended the meeting and there was a robust question and answer session with our stockholders. Our Senior Vice President, Investor Relations attends every regular Board meeting and provides our Board members with timely feedback received from our stockholders. We believe these meetings strengthen our relationship with our stockholders and reinforce our commitment to incorporate stockholder feedback into various decisions made by the Board and management.
The Board is committed to good corporate governance and regularly reviews our practices, corporate governance developments and stockholder feedback to ensure continued effectiveness. These corporate governance practices include the following:
•	All of our directors are elected annually.
•	All of our directors are elected by a majority of votes cast (in uncontested elections).
•	Our governance documents include no supermajority voting requirements.
•	Our Bylaws include proxy access rights.
•	Each of our Board committees (other than our Executive Committee) is composed entirely of independent directors.
•	We maintain robust stock ownership requirements for our named executive officers and directors.
•	We maintain an extensive stockholder engagement program.
•	As mentioned above, our stockholders already have the ability to call a special meeting under our Bylaws.
In light of the strong corporate governance practices and stockholder rights we have in place, including the right for stockholders holding at least 25% of the outstanding shares of our Common Stock to call a special meeting of stockholders, the Board believes that adoption of this stockholder proposal is unnecessary and is not in the long-term interests of our stockholders.
The Board Recommends a Vote AGAINST the Stockholder Proposal to Reduce the Ownership Threshold for Calling Special Meetings of Stockholders.

COMPENSATION-RELATED MATTERS
Compensation Discussion and Analysis
Executive Summary
The transformation of our business, by the sale or spin-off of the Victoria’s Secret business, started in 2020 and culminated in August 2021 with the successful separation of L Brands, Inc. into Bath & Body Works, Inc. and Victoria’s Secret & Co. as separate, standalone public companies. The Separation enables Bath & Body Works to pursue growth strategies best suited to our customer base and strategic objectives, with a goal to return the highest value to our stockholders.
Bath & Body Works is a segment leader focused on home fragrance, body care products, and soaps and sanitizer products. We have a demonstrated record of consistent sales and operating income growth, as well as a proven ability to respond quickly to evolving customer tastes with a high-speed sourcing and logistics model. With high global brand awareness and an increasingly loyal and growing customer base, we believe we are well positioned for continued growth in North America, as well as globally.
Our success is built on the leadership of our executive team with significant retail industry experience. For fiscal year 2021, our NEOs are as follows:
•	Andrew M. Meslow, Chief Executive Officer.
•	Wendy C. Arlin, Executive Vice President and Chief Financial Officer.
•	James L. Bersani, President, Real Estate.
•	Julie B Rosen, President.
•	Deon N. Riley, Chief Human Resources Officer.
In addition, Stuart B. Burgdoerfer, our former Executive Vice President and Chief Financial Officer, is considered an NEO for fiscal year 2021 under the Commission’s rules. Mr. Burgdoerfer indicated his intention to retire in February 2021 and, at the request of the Board, agreed to continue in the role of Executive Vice President and Chief Financial Officer through the completion of the Separation to serve as the Company executive overseeing and leading the Separation process. From February 2021 through the completion of the Separation, Mr. Burgdoerfer performed critical roles for the Company, including (i) evaluating strategic options for the disposition or separation of the Victoria’s Secret business that would best serve stockholder interests, (ii) together with Sarah E. Nash, the Board Chair, meeting with external advisors and potential acquirers related to the separation of the Victoria’s Secret business, and (iii) leading the Separation team to ensure the successful completion of the Separation while minimizing distraction for other members of our leadership team who were performing critical roles for the business.
In August 2021, Ms. Arlin was promoted to the position of Executive Vice President and Chief Financial Officer. Prior to that, Mr. Arlin served as the Company’s Corporate Controller, a position she held since joining the Company in 2005.
Fiscal Year 2021 Overview
During fiscal year 2021, our leadership team successfully navigated the challenge of transforming the business during a global pandemic, positioning our brand for success. The leadership team was keenly focused on operating the business in a manner that served the best interests of our stockholders, associates, partners, customers and communities, including:
•
Establishing Bath & Body Works as a standalone public company while continuing to drive profitable growth, reducing debt leverage and delivering additional value to stockholders through dividends and share repurchases.

•	Continuing to navigate the pandemic, adapting to changing regulations, pandemic guidance and safety protocols.
•	Assessing and reacting quickly to a dynamic and challenging economic environment, including inflationary pressures, labor shortages and global supply chain challenges.
•	Ensuring the retention and leadership stability of our NEOs who are critical to the execution of our business strategy during a period of significant change and uncertainty.

Pay for Performance
As a specialty retailer, we must constantly adapt our business in order to enable growth and create value for our stockholders. Our focus is on speed and agility, in support of deliberate change. Our compensation program reflects this philosophy, increasing compensation when performance is strong and decreasing compensation when performance does not meet our, or our stockholders’, expectations. The HCC Committee oversees our compensation program, ensuring that pay is aligned with performance. We believe the structure of our compensation program fosters a culture of high performance and accountability and promotes long-term sustainable stockholder value creation.
  Fiscal year 2021 was a year with strong momentum across both our stores and direct channels with performance exceeding expectations, as reflected in the short-term cash incentive payments for the year. Performance was driven by the exceptional efforts of our leadership team who delivered a merchandise assortment that resulted in a positive customer response and an increasingly loyal and growing customer base.

We achieved the following results during fiscal year 2021:

• Earnings per diluted share from continuing operations of $3.94 compared to $3.07 in 2020, and adjusted earnings per diluted share from continuing operations of $4.51 compared to $3.12 in 2020.(1)

• Net sales from continuing operations increased $1.448 billion to $7.882 billion, representing 22% growth.

• Operating income increased $405 million to $2.009 billion compared to $1.604 billion in 2020; and the operating income rate increased by 60 basis points to 25.5%.

• Total stockholder return was 67%.(2)

• Continued transformation of our business by completing the Separation and establishing Bath & Body Works as a standalone public company.

(1) Adjusted earnings per diluted share from continuing operations is a non-GAAP supplemental financial measure. The reconciliation of the adjusted measure to the comparable GAAP measure is on page 29 of the 2021 10-K.

(2) Total stockholder return assumes the reinvestment of dividends and the adjustment of the Company’s stock prices prior to August 3, 2021 to give effect to the Separation.

These results were achieved through the significant efforts and leadership of our NEOs whose compensation is closely linked to the strong performance we achieved in fiscal year 2021.
Compensation-related Governance Practices
We believe that our corporate governance principles reflect best practices to promote our stockholders’ interests:
What we do:

✔	We align our NEO pay with performance and grant incentive awards based on actual results and achievements.
✔	We maintain a clawback policy as described under the heading “—Compensation Governance—Recovery of Compensation.”
✔	We maintain robust stock ownership guidelines for our NEOs and directors. See below under the heading “—Executive Compensation Philosophy—Executive and Director Stock Ownership Guidelines.”
✔	Our equity incentive plan requires a minimum vesting period of at least one year, subject to certain exceptions.
✔	We use appropriate peer group comparisons when determining compensation.
✔	We mitigate undue business risk in compensation programs and perform an annual compensation risk assessment.

What we don’t do:

✘	No tax gross-ups for NEOs to cover excise taxes under Section 4999 of the Code.
✘	No hedging and short-selling of Company securities under our Insider Trading Policy.
✘	No pledging of Company stock without advance approval by our Chief Legal Officer. None of the Company’s stock held by our NEOs or Board members is pledged.
✘	No re-pricing of stock options without stockholder approval.
✘	No single-trigger vesting of non-Board member equity awards upon a change in control.
✘	No payments of dividends on unearned awards.

2022 Leadership Changes
As discussed earlier in this proxy statement, in February 2022, Mr. Meslow announced that he will be stepping down as our Chief Executive Officer and as a member of our Board, effective as of May 12, 2022, due to health reasons. In connection with this announcement, and to facilitate a smooth transition, the Board appointed Ms. Nash to serve as Executive Chair, effective February 22, 2022, and as Interim Chief Executive Officer, effective upon Mr. Meslow’s departure on May 12, 2022.
In recognition of Ms. Nash’s continued leadership as Chair of the Board in facilitating the successful separation of Victoria’s Secret & Co. from the Company in August 2021, and in light of her appointment as Executive Chair and Interim Chief Executive Officer, as well as the critical importance of retaining Ms. Nash for an extended period to support the Company’s continued growth and success after the Separation, on March 10, 2022, the Board approved a one-time award of restricted stock units to Ms. Nash having an aggregate grant date compensation value of $18 million (the “Nash Award”). The Nash Award was granted under the Company’s 2020 Stock Option and Performance Incentive Plan (the “2020 Plan”) and is scheduled to vest in three approximately equal annual installments, subject generally to Ms. Nash’s continued service as a member of the Board through each vesting date. The Nash Award was unanimously approved by the independent members of the Board following the unanimous recommendation of the HCC Committee. In connection with Ms. Nash’s role as Executive Chair and Interim Chief Executive Officer, she may receive other customary compensation arrangements, which may include a base salary and short-term incentive compensation opportunity, and such arrangements will be evaluated and determined in due course.
Ms. Nash has served as a member of the Board since 2019 and as independent Chair of the Board from May 2020 through February 21, 2022. During that time, the Board believes that she has provided unparalleled leadership and support to the Company through a period of significant uncertainty, transition and transformation. The Board believes that Ms. Nash has been, and will continue to be, critical to the Company’s successful transformation during an uncertain and challenging business environment, including in connection with navigating the Company through the COVID-19 global pandemic, leading a Chief Executive Officer transition process in 2020 and providing leadership and direction following the Board’s decision to separate the Bath & Body Works and Victoria’s Secret businesses. Under Ms. Nash’s leadership, the Company’s management team focused on the Company’s business operations while Ms. Nash and Mr. Burgdoerfer directed the successful Separation. The Board also believes that Ms. Nash will be instrumental in positioning the Company for long-term future growth and success as a standalone public company, including as the Company commences another Chief Executive Officer transition with Ms. Nash serving as Interim Chief Executive Officer. The Board further believes that the Nash Award was a prudent action to help ensure Ms. Nash's continued retention and support, as well as the stability of the Company's leadership team during this new period of transition for the Company.
Stockholder Advisory Vote and Stockholder Engagement
At our 2021 annual meeting of stockholders, 93.3% of the shares voting voted in favor of our executive compensation program. The HCC Committee carefully considers this advisory vote and other stockholder feedback and discusses our executive compensation program and the voting results with Willis Towers Watson, the HCC Committee’s independent compensation consultant, including when making compensation decisions for NEOs. We have a policy of robust engagement with stockholders, with continuing outreach to, and dialogue with, our major investors on a range of issues, including executive compensation matters. In fiscal year 2021, we solicited engagement meetings with more than 80 of our stockholders representing more than two-thirds of our shares outstanding as of December 31, 2021, as well as meetings with other key stakeholders. As indicated by the high level of support for our executive compensation program in 2021, the feedback from stockholders in 2021 regarding our executive compensation program and compensation decisions made in 2020 indicated understanding and support for our compensation design outcomes. The HCC Committee, with the assistance of Willis Towers Watson, continues to evaluate our compensation program design. We believe that our compensation program reflects the feedback and ongoing support of our stockholders, and is competitively driven and aligns the interests of our NEOs with our long-term goals and the interests of our stockholders without incenting inappropriate risk taking.
The HCC Committee is committed to continued engagement with our stockholders to understand their viewpoints and to discuss and demonstrate the important connection between our executive compensation program and our business strategy, goals and performance.

Executive Compensation Philosophy
Guiding Principles
The HCC Committee oversees an executive compensation program based on the following clear and purposeful guiding principles:
Compensation Component	Our Principles
Pay Level	•	Attract and retain superior leaders in a highly competitive market for talent.
	•	Pay competitively and equitably.
	•	Recognize depth and scope of accountability and complexity of responsibility.
Pay Mix	•	Emphasize performance-contingent, long-term equity-based compensation over fixed compensation.
Pay for Performance	•	Recognize and reward enterprise and individual performance.
	•	Utilize performance metrics that closely align executives’ interests with stockholders’ interests.
	•	Require NEOs to own a significant amount of our Common Stock.
	•	Set Spring and Fall goals that reflect the seasonal nature of our business and incent goal achievement in each season.
	•	Create long-term stockholder value through regular achievement of short-term goals while pursuing our longer-term growth strategy.
	•	Retain and incent high-performers through long-term equity incentive awards.
Connecting Pay and Performance
There are two key elements of our executive compensation program design that connect pay to performance. First, our incentive goals are designed to challenge our NEOs to achieve a high level of performance to earn incentives at target levels. When our NEOs meet and exceed, or fall short of, these goals, we compensate them accordingly.

Second, to further connect our Chief Executive Officer’s pay to performance and stockholder interests, we employ a pay mix philosophy that places greater emphasis on performance-based incentive compensation over non-performance-based base salary and restricted stock units. The following chart illustrates our pay mix philosophy showing a higher percentage of performance-based incentive compensation. The percentage of our Chief Executive Officer’s performance-based incentive compensation relative to his total target compensation in fiscal year 2021 (68%) decreased from the percentage in fiscal year 2020 (84%), which was due to the fact that Mr. Meslow received a significant, one-time performance share unit award in fiscal year 2020 in connection with his promotion to Chief Executive Officer. We believe that the mix of performance-based incentive compensation provided to Mr. Meslow in fiscal year 2021 reflects our normalized pay mix philosophy and our strong emphasis on providing pay-for-performance.

Compensation Comparison
We review our NEO compensation against publicly available data on executive compensation, including the executive compensation paid by a group of peer companies, in order to evaluate our compensation competitiveness, establish the appropriate competitive positioning of the levels and mix of our NEO compensation elements and ensure we are properly attracting, retaining and incenting highly talented executives who are critical to executing our strategy and business plan.
The HCC Committee selects our peer group used for compensation comparisons (the “Compensation Peer Group”) in consultation with Willis Towers Watson to generally include a balanced mix of the following criteria:
•	Businesses that are similar in size and scope (using criteria such as total revenue, market capitalization, global footprint, business and/or merchandise focus);
•	Retailers that compete with us for executive talent; and
•	Companies with similar talent and business model characteristics.

During 2021, the HCC Committee re-evaluated our Compensation Peer Group, applying these criteria to Bath & Body Works as a standalone public company. Following this review, our Compensation Peer Group consisted of the following companies for fiscal year 2021:
Abercrombie & Fitch Co.	Foot Locker, Inc.	Sally Beauty Holdings, Inc.
American Eagle Outfitters, Inc.	The Gap Inc.	The Estee Lauder Companies Inc.
Big Lots, Inc.	lululemon athletica inc.	Tractor Supply Company
Burlington Stores, Inc.	Newell Brands Inc.	Ulta Beauty, Inc.
Coty Inc.	Ralph Lauren Corporation	Victoria's Secret & Co.
Dick's Sporting Goods, Inc.	Revlon, Inc.	Williams-Sonoma, Inc.
We do not specifically set our NEOs’ compensation against our Compensation Peer Group. Instead, we consider peer group comparisons provided by Willis Towers Watson as one of several factors in applying our pay philosophy and setting the pay of our NEOs. The Compensation Peer Group used for compensation comparisons differs from the peer group used to evaluate performance under performance stock units granted to our NEOs early in fiscal year 2021 (the “Performance Peer Group”). A description of the Performance Peer Group is included under the heading “—Compensation for NEOs—Long-Term Equity Compensation—Performance Stock Units.”
Executive and Director Stock Ownership Guidelines
The HCC Committee encourages and mandates Common Stock ownership by our NEOs through stock ownership guidelines that promote a long-term focus on stock performance, discourage inappropriate risk-taking and further align the interests of our NEOs with those of our stockholders. Stock ownership guidelines can be met through direct ownership of Common Stock and indirect ownership through both grants of stock-based awards under our stock incentive plans and Common Stock held through retirement plans.
Our Chief Executive Officer is required to achieve and maintain ownership of Common Stock with a value of five times the Chief Executive Officer’s base salary, and each other NEO is required to achieve and maintain ownership of Common Stock with a value of three times such NEO’s base salary. Our NEOs are required to achieve these ownership levels within five years of becoming subject to the ownership guidelines. All of our NEOs are either in compliance with the guidelines or are on track to comply with the guidelines within the required time frame.
During fiscal year 2021, the stock ownership guidelines applicable to members of our Board were changed from a share-based threshold to more traditional guidelines. Specifically, members of our Board are now required to maintain ownership of at least five times their annual cash retainer within five years of becoming subject to the guidelines. All members of our Board are either in compliance with the guidelines or are on track to comply with the guidelines within the required time frame.
Compensation for NEOs
Compensation Setting Process
The HCC Committee makes all decisions regarding Chief Executive Officer compensation with advisory input from Willis Towers Watson. Our Chief Executive Officer recommends, and the HCC Committee approves, compensation for the other NEOs. The HCC Committee oversees the evaluation process and compensation structure for all NEOs and approves all grants of stock awards to our NEOs. In making compensation decisions for our NEOs, the HCC Committee takes into consideration input, recommendations and market-based analyses provided by both management and Willis Towers Watson.
Target compensation for the NEOs is reviewed annually and is designed to reward historical performance, incent future performance and be competitive with the external market for talent.
Compensation Components
The three principal elements of our executive compensation programs are base salary, short-term performance-based incentive compensation and long-term equity incentive compensation. Each NEO’s base salary is set considering multiple factors described below. For fiscal year 2021, all of our NEOs (other than Mr. Burgdoerfer with respect to our long-term equity incentive compensation program for the reasons discussed below) participated in the same short-term performance-based incentive compensation program and long-term equity incentive compensation program.

In addition to these three principal elements of compensation, the Company provides our NEOs health and welfare, retirement and other post-employment benefits and limited perquisites. Also, during fiscal year 2021, Messrs. Meslow, Bersani and Burgdoerfer and Mses. Arlin and Riley received payment of a portion of special one-time cash retention awards approved by the HCC Committee during fiscal year 2020. These awards were granted during particularly turbulent times for our business brought on by the onset of the COVID-19 pandemic and uncertainty surrounding the form of sale or separation and timing for separating the Victoria’s Secret business, and were designed to ensure long-term engagement and retention of our leadership team during this uncertain and transformative period. Additional information about each compensation component is provided below.
Base Salary
The following factors are considered in determining any base salary adjustments for our NEOs:
•	Scope and responsibility of the NEO’s position;
•	Achievement of seasonal and annual business goals;
•	Level of overall compensation paid by competitors for comparable positions;
•	Recruitment, retention and development of leadership talent; and
•	The appropriate balancing of our NEOs’ base salary against their incentive compensation.
Based on these factors, our NEOs’ base salaries were adjusted during fiscal year 2021 as follows:
NEO	2020 Base Salary ($)	2021 Base Salary ($)	% Increase
Mr. Meslow	1,275,000	1,350,000	5.9%
Ms. Arlin	N/A	750,000	N/A
Mr. Bersani	800,000	840,000	5.0%
Ms. Rosen	850,000	870,000	2.4%
Ms. Riley	750,000	760,000	1.3%
Mr. Burgdoerfer	1,200,000	1,200,000	0.0%
The HCC Committee set Ms. Arlin’s base salary at $750,000 effective upon her promotion announcement to Executive Vice President and Chief Financial Officer in August 2021. Mr. Burgdoerfer did not receive a base salary adjustment in 2021 as a result of his announced retirement in February 2021.
Short-Term Performance-Based Incentive Compensation
Short-term performance-based incentive compensation is paid in cash pursuant to the 2015 Cash Incentive Compensation Performance Plan (the “2015 ICPP”). This compensation component focuses on achievement of six-month goals, reflecting our two selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). The Fall season, which includes holiday sales, is weighted more heavily at 60% because of its importance to our profitability. The use of two six-month performance periods in our plan design reflects our belief that achievement of our short-term goals season after season creates long-term value for our stockholders.
The pre-established, objective financial goals for fiscal year 2021 were:
•
For the Spring season, which preceded the completion of the Separation, based on the operating income for the Victoria’s Secret and/or Bath & Body Works segments, weighted as applicable as reflected in the table below, which excluded unallocated corporate overhead costs consistent with the Company's historical segment presentation.

Named Executive Officer	Weighting of Spring Season Bath & Body Works Segment Operating Income	Weighting of Spring Season Victoria’s Secret Segment Operating Income
Mr. Meslow	87.5%	12.5%
Ms. Arlin	50%	50%
Mr. Bersani	50%	50%
Ms. Rosen	100%	—
Ms. Riley	100%	—
Mr. Burgdoerfer	12.5%	87.5%

•	For the Fall season, which followed the Separation, based 100% on the Company’s adjusted operating income, and excluding unallocated corporate overhead costs.
The HCC Committee used operating income because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-term growth plan and performance that drive stockholder value. Corporate overhead costs were excluded from the Fall season targets because these costs were historically shared with the Victoria’s Secret business.
The HCC Committee sets the operating income goals at the beginning of each six-month season based on:
•	An analysis of historical performance;
•	The overall economic environment including financial results of other comparable businesses; and
•	Progress toward achieving our strategic plan.
The tables below show the Spring season segment operating income goals and the Fall season adjusted operating income goal for fiscal year 2021 required to earn short-term performance-based incentive compensation at target and actual performance:
Spring Season
	Bath & Body Works Segment	Victoria’s Secret Segment
Operating Income Goal	$425 million	$125 million
Actual Performance	$811 million	$477 million
Fall Season
Bath & Body Works, Inc.
Adjusted Operating Income Goal(1)	$1,260 million
Actual Performance(1)	$1,361 million
(1)
Adjusted operating income is a non-GAAP financial measure that reflects our operating income excluding certain special items and unallocated corporate overhead costs. Attached as Appendix B is a reconciliation of the Fall 2021 adjusted operating income for purposes of the plan to Fall 2021 operating income for Bath & Body Works, Inc. following the Separation, as well as other important disclosures regarding non-GAAP financial measures.

Fall season goals were set slightly below prior year actual results to account for inflationary cost increases, including increases in raw material, distribution and labor costs, as well as to provide meaningful incentive against prior year performance that was positively impacted by COVID-19 pandemic stimulus. However, the HCC Committee believes incentive goals for both seasons were still set at challenging and meaningful levels, particularly when considering the difficulty of consistently beating record-setting results year after year. When evaluating operating income goals, the HCC Committee compares the change in operating income relative to the change in the incentive payments to associates to ascertain the reasonableness of the potential payout.
The table below shows the range of performance goals as a percentage of target for threshold and maximum payout:
Spring		Fall
Threshold	Maximum	Threshold	Maximum
88%	112%	87%	112%
Performance between threshold and target and target and maximum is interpolated to determine the payout percentage beginning at 20% for threshold performance up to 200% at maximum performance.
Short-term performance-based incentive compensation targets are set as a percentage of base salary with the amount earned ranging from 0% to 200% of the target incentive, based on the extent to which financial goals are achieved.
The financial incentive provided by the short-term performance-based incentive compensation plan is a key component in driving the exceptional performance of the Company and providing incentive for our NEOs to produce record-breaking success year after year, thereby fueling long-term growth and value creation for our stockholders.

The table below shows the target percentage of base salary for each NEO during fiscal year 2021:
NEO	Fiscal Year 2021 Target (as a % of Base Salary)
Mr. Meslow	190%
Ms. Arlin	90%(1)
Mr. Bersani	140%
Ms. Rosen	115%
Ms. Riley	80%
Mr. Burgdoerfer	180%
(1)	Ms. Arlin’s target percentage of base salary was effective upon her promotion announcement to Executive Vice President and Chief Financial Officer.
The HCC Committee approved an increase to the short-term incentive target percentage of base salary for Mr. Meslow from 185% for fiscal year 2020 to 190% for fiscal year 2021 to recognize his significant contributions leading our Company through the ongoing challenges brought on by the COVID-19 pandemic and the Separation with extraordinary results.
Payouts for fiscal year 2021 performance are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table below.
Total Fiscal Year 2021 Incentive Payout
	Fiscal Year 2021 Target Incentive ($)	Fiscal Year 2021 Spring Incentive Payout ($)	Fiscal Year 2021 Fall Incentive Payout ($)	Total Fiscal Year 2021 Payout ($)	Percent of Fiscal Year 2021 Target (%)
Mr. Meslow	2,565,000	2,052,000	2,573,208	4,625,208	180%
Ms. Arlin(1)	638,308	466,615	677,160	1,143,775	179%
Mr. Bersani	1,176,000	940,800	1,179,763	2,120,563	180%
Ms. Rosen	1,000,500	800,400	1,003,702	1,804,102	180%
Ms. Riley	608,000	486,400	609,946	1,096,346	180%
Mr. Burgdoerfer	2,160,000	1,728,000	0(2)	1,728,000	80%
(1)	Ms. Arlin’s payout was pro-rated based on the number of days that her base salary and incentive target percentage were in effect before and after her promotion announcement.
(2)	In light of his retirement in August 2021, Mr. Burgdoerfer did not receive a payout for the Fall season.
Through the exceptional leadership of our NEOs, we achieved record-setting sales results in fiscal year 2021. The results were driven by positive customer response to our merchandise. We experienced growth in net sales for fragrant body care, home fragrance as well as gifting and accessories that more than offset for the expected decline in net sales of soaps and sanitizers. This resulted in adjusted operating income that significantly exceeded expectations and goals set at the beginning of each season justifying above target payouts.
Mr. Burgdoerfer’s fiscal year 2021 target incentive amount was $2,160,000. Mr. Burgdoerfer’s actual fiscal year 2021 payout for the Spring season was $1,728,000; Mr. Burgdoerfer did not receive an incentive payout for the Fall season in light of his retirement in August 2021. In recognition of Mr. Burgdoerfer’s continued service as our Executive Vice President and Chief Financial Officer until August 2021 and his significant leadership and contributions as the Company executive overseeing and leading the Separation process, Mr. Burgdoerfer was provided a special, one-time cash bonus payment of $2,000,000 in August 2021, which payment was conditioned on the actual occurrence of the Separation. The payment of this Separation completion bonus was also subject to Mr. Burgdoerfer’s compliance with applicable restrictive covenants, his execution of a release of claims in favor of the Company (which he was not otherwise contractually committed to provide) and his agreement to cooperate with the Company in connection with certain matters in which he was involved or had knowledge during his employment.

Long-Term Equity Compensation
During fiscal year 2021, we granted stock awards to our NEOs (other than Mr. Burgdoerfer) under the 2020 Plan, which was approved by our stockholders at our 2020 annual meeting of stockholders.
Performance Stock Units
Performance stock units (“PSUs”) incent executive performance through the achievement of challenging growth and profitability metrics that closely align the long-term interests of our executives with those of our stockholders. For our NEOs’ 2021 PSU awards, the two equally weighted metrics are (i) revenue growth relative to a designated peer group and (ii) cumulative operating income as a percentage of cumulative sales (operating income margin). These metrics were chosen by the HCC Committee because they align with the strategic direction of the Company and provide a balance between growth and profitability metrics. Performance for awards granted in fiscal year 2021 will be evaluated based on performance over a three-year performance period, starting with fiscal year 2021 through the end of fiscal year 2023.
The specific targets are as follows:
	Payout Percentage	3-Year Revenue Growth Relative to Performance Peer Group (50% Weighting)	3-Year Operating Income Margin (50% Weighting)
Threshold	50%	30th percentile	16%
Target	100%	50th percentile	20%
Maximum	150%	90th percentile	24%
Performance will be evaluated based on a scale, and payout will be interpolated between threshold, target and maximum levels.
The Performance Peer Group used to determine relative revenue growth performance achievement was selected, in consultation with Willis Towers Watson, based on companies that are generally similar to us in size and scope (using criteria such as total revenue, market capitalization, business and/or merchandise focus). The companies that comprise the Performance Peer Group for the 2021 PSUs are as follows:
Abercrombie & Fitch Co.	Hanesbrands Inc.	Sally Beauty Holdings Inc.
American Eagle Outfitters, Inc.	lululemon athletica inc.	Tapestry, Inc.
Big Lots, Inc.	Michael’s Co. Inc.	The Estee Lauder Companies Inc.
Burlington Stores, Inc.	Newell Brands Inc.	Tractor Supply Company
Coty Inc.	Nu Skin Enterprises Inc.	Ulta Beauty Inc.
Designer Brands Inc.	Ralph Lauren Corporation	Williams Sonoma, Inc.
Foot Locker, Inc.	Revlon, Inc.
Stock Options
Stock options by their nature are performance-based, aligning executive interests with stockholder interests by creating a direct link between compensation and stockholder return. Stock options granted in fiscal year 2021 vest over three years in two tranches: 50% two years from the grant date and 50% three years from the grant date, subject generally to continued employment through each such date. The exercise price is equal to the closing price of our Common Stock on the grant date (subject to equitable adjustment in connection with the Separation as described below under the heading “Grants of Plan-Based Awards for Fiscal Year 2021”).
Restricted Stock Units
Restricted stock units (“RSUs”) are granted to ensure market competitiveness of the executive compensation package and to retain executives over the long-term. In connection with her promotion announcement to Executive Vice President and Chief Financial Officer, Ms. Arlin was granted RSUs as set forth below. In addition, the HCC Committee approved additional RSU awards to each of Mses. Arlin and Riley as set forth below to recognize their critical role and work above and beyond their regular duties in connection with the successful Separation. The HCC Committee also approved additional RSU awards for Ms. Rosen in recognition of her role driving the business and delivering on key initiatives, including re-designing and integrating product development into the merchant team and implementing an omni-channel assortment process, positioning the business for success and furthering stockholder interests. The RSU awards granted in March 2021 vest over three years in two tranches (50% two years from the grant date and 50% three years from the grant date), and the remaining RSU awards vest over three years in three tranches (30% one year from the grant date, 30% two years from the grant date and 40% three years from the grant date), in each case subject generally to continued employment through each such date.
Below is a summary of long-term equity incentive compensation, including PSUs, stock options and RSUs, awarded to our NEOs, during fiscal year 2021. In light of his announced retirement in February 2021, Mr. Burgdoerfer did not receive any long-term equity incentive compensation awards in fiscal year 2021.
	Target Value of Performance Stock Unit Award ($)	Value of Stock Option Awards ($)	Value of Time- Vested RSU Award(s) ($)	Total Fiscal Year 2021 Equity Award Value ($)
Mr. Meslow	3,396,370	1,903,973	2,048,175	7,348,518
Ms. Arlin	0	0	1,858,830	1,858,830
Mr. Bersani	485,216	272,009	292,610	1,049,835
Ms. Rosen	485,216	271,987	684,103	1,441,306
Ms. Riley	412,434	231,194	640,221	1,283,849
Mr. Burgdoerfer	0	0	0	0
Cash Retention Awards Granted in Fiscal Year 2020
Even without the disruption caused by the COVID-19 pandemic, we faced significant uncertainty and change that began in 2020 and continued into 2021. Fiscal year 2020 began with an agreement to sell 55% of the equity interests in Victoria’s Secret. When the sale agreement was terminated, our efforts became entirely focused on navigating an extremely challenging business environment created by the pandemic, including retaining the leadership team necessary to navigate the business through the pandemic and execute on our strategic plan to operate Bath & Body Works and Victoria’s Secret as separate businesses.
As previously disclosed in last year’s CD&A, the HCC Committee determined that it was critical to retain Messrs. Meslow, Bersani and Burgdoerfer and Ms. Arlin through an extended period to ensure stability for our Company and our stockholders. In recognition of the fact that the executives’ base salaries had been temporarily reduced by 20% during the temporary closure of our stores in response to COVID-19, their benefits under the Company’s non-qualified deferred compensation plan had been terminated and their annual long-term equity incentive awards for fiscal year 2020 had been eliminated, and due to the uncertain treatment of outstanding stock awards under potential Separation scenarios, the HCC Committee granted special, one-time cash retention awards for Messrs. Meslow and Bersani and Ms. Arlin to ensure long-term retention and continuity of key leadership during particularly turbulent times for our business. The retention payments vested and were paid in three equal installments on January 31, 2021, July 31, 2021 and January 31, 2022.
These one-time cash retention awards were made in light of the turbulent business environment in which we were operating in fiscal year 2020 and were viewed as a critical tool during a period of significant uncertainty to retain our key leaders and to help ensure the successful completion of the Separation, the long-term health of our business and the preservation of stockholder value. In fact, since the time these retention awards were granted to our NEOs in May 2020, our adjusted stock price (i.e., taking into account the effect of the Separation on our stock price) has increased by approximately 539% (from a closing price of $8.78 on May 15, 2020 to a closing price of $56.07 on January 31, 2022, the date the final installment of the awards vested).
	Cash Retention Awards
	First Installment on 1/31/2021	Second Installment on 7/31/2021	Third Installment on 1/31/2022
	($)	($)	($)
Mr. Meslow	2,000,000	2,000,000	2,000,000
Ms. Arlin	248,000	248,000	248,000
Mr. Bersani	750,000	750,000	750,000
Mr. Burgdoerfer was also granted a cash retention award during fiscal year 2020 at the same time as the other NEOs noted above, pursuant to which payments of $1,500,000 vested and were paid on each of January 31, 2021 and July 31, 2021. In recognition of Mr. Burgdoerfer’s agreement to continue to provide exceptional leadership and critical assistance as our Executive Vice President and Chief Financial Officer and as the Company executive overseeing and leading the Separation process, as well as to assist in transitioning his role as Chief Financial Officer to Ms. Arlin in connection with and following his retirement, the HCC Committee determined that it was appropriate to provide Mr. Burgdoerfer with the final installment of his retention award in the amount of $1,500,000 on January 31, 2022. The payment of the final installment of this award was also conditioned upon Mr. Burgdoerfer’s compliance with applicable restrictive covenants, his execution of a release of claims in favor of the Company (which he was not otherwise contractually committed to provide) and his agreement to cooperate with the Company in connection with certain matters in which he was involved or had knowledge during his employment.
Payments earned during fiscal year 2021 are disclosed in the 2021 Summary Compensation Table. The final installments of these awards paid on January 31, 2022 will be disclosed in our 2022 Summary Compensation Table for our NEOs for fiscal year 2022.
Under the terms of Ms. Riley’s offer of employment, to ensure her acceptance of our offer and retention through the Separation and uncertain business environment, she will receive cash retention payments, each in the amount of $250,000, within 30 days of each of the first and second anniversaries of her hire date, subject to her continued employment through each such date. The first installment was paid in December 2021 and is disclosed in the 2021 Summary Compensation Table.
Retirement and Other Post-Employment Benefits
Retirement and other post-employment benefits consist of qualified and non-qualified defined contribution retirement plan benefits and termination benefits.
Qualified Defined Contribution Retirement Plan
The qualified plan is available to all Company associates who meet certain age and service requirements. Associates can contribute up to the amounts allowable under Section 401 of the Code. The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.
Non-Qualified Defined Contribution Deferred Compensation and Supplemental Retirement Plan
The Company previously sponsored a non-qualified supplemental retirement plan (“SRP”). The HCC Committee authorized the termination of the SRP on June 27, 2020. In fiscal year 2021, certain retirement contributions were made under the SRP based on eligible earnings prior to the termination date, and all remaining benefits and obligations under the SRP were paid out in full in July 2021. In addition, certain other deferred compensation arrangements were simultaneously terminated and liquidated, including any remaining elective deferred stock units and deferral elections under our Stock Award and Deferred Compensation Plan for Non-Associate Directors, as required by the Code.
Termination Benefits: Severance and Change in Control Agreements
We have entered into agreements with each of our NEOs that provide for “double trigger” severance and change in control payments and benefits. See “—Retirement and Other Post-Employment Benefits—Estimated Post-Employment Payments and Benefits” below for a description of estimated benefits in certain termination situations, including a change in control.
Upon a change in control, equity awards will only vest if the executive’s employment is terminated by the executive for good reason or by the Company other than for cause within 24 months of the change in control. None of our NEOs is entitled to a tax gross-up for any excise taxes on compensation paid in connection with a change in control.
In addition, in connection with his retirement in fiscal year 2021, we entered into a retirement agreement with Mr. Burgdoerfer that memorialized the terms of his retirement and certain aspects of his compensation. For additional details, see “–Mr. Burgdoerfer’s Retirement” below.

Mr. Burgdoerfer’s Retirement
In February 2021, Mr. Burgdoerfer indicated his intention to retire and, at the request of the Board, agreed to continue to provide support and leadership in his role as Executive Vice President and Chief Financial Officer as well as serving as the Company executive in charge of the Separation process. From February 2021 through the closing of the Separation, Mr. Burgdoerfer performed critical roles for the Company, including (i) evaluating strategic options for the disposition or separation of the Victoria’s Secret business that would best serve stockholder interests, (ii) together with Ms. Nash, meeting with external advisors and potential acquirers related to the separation of the Victoria’s Secret business, and (iii) leading the Separation team to ensure the successful completion of the Separation while minimizing distraction for other members of our leadership team who were performing critical roles for the business. The specific terms of Mr. Burgdoerfer’s retirement were memorialized in an agreement with the Company in August 2021. This agreement provided for, among other things, that Mr. Burgdoerfer would cease to serve as Executive Vice President and Chief Financial Officer on August 2, 2021 and would retire from our Company on August 20, 2021, and also memorialized the terms and conditions relating to certain components of Mr. Burgdoerfer’s compensation, including his Separation completion bonus and the treatment of his outstanding cash retention award. For additional details on these arrangements, see “–Compensation for NEOs–Short-Term Performance-Based Incentive Compensation” and “–Compensation for NEOs–Long-Term Equity Compensation–Cash Retention Awards Granted in Fiscal Year 2020” above. In addition, this agreement also provided that, in the event Mr. Burgdoerfer elected continuation coverage under COBRA, Mr. Burgdoerfer would be entitled to a payment equal to 18-months of COBRA premiums. The treatment of Mr. Burgdoerfer’s outstanding equity incentive awards in connection with his retirement was determined in accordance with the existing terms and conditions set forth in the applicable plan documents and award agreements. The payments memorialized in this agreement were subject to Mr. Burgdoerfer’s (i) continued employment through the retirement date, (ii) compliance with applicable restrictive covenants, (iii) execution of a release of claims in favor of the Company (which he was not otherwise contractually committed to provide) and (iv) agreement to cooperate with the Company in connection with certain matters in which he was involved or had knowledge during his employment.
Limited Perquisites
We provide our NEOs with minimal perquisites that the HCC Committee has determined are reasonable and in the best interests of the Company and its stockholders. These perquisites may include supplemental disability and life insurance coverage provided by the Company for associates at the Vice President level and above, including our NEOs. Except as noted below for our Chief Executive Officer, to the extent that corporate provided aircraft is used by any other NEO for personal purposes, the NEO must reimburse the Company based on the amount established by the Internal Revenue Service (“IRS”) as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service. None of our NEOs other than our Chief Executive Officer used corporate provided aircraft for personal purposes during fiscal year 2021. We also provide relocation benefits, as applicable, pursuant to the Company’s policy applicable to senior executives.
Chief Executive Officer Compensation
Overview of Chief Executive Officer Pay
The HCC Committee determined that Mr. Meslow’s track record of success at Bath & Body Works in navigating the challenges that have faced the business, including the continued navigation of a global pandemic and the integration of previously shared functions into Bath & Body Works as a standalone public company following the Separation, made his leadership critical to the Company during fiscal year 2021. With these considerations in mind, the HCC Committee designed Mr. Meslow’s compensation to provide significant performance incentives, thereby closely aligning his interests with those of our stockholders.
Chief Executive Officer Compensation Elements
Mr. Meslow’s fiscal year 2021 compensation included substantially the same compensation components as the other NEOs. He participated in our short-term performance-based incentive compensation plan, long-term performance-based equity incentive compensation plan, cash retention program and retirement plan described above under the heading “—Compensation for NEOs”.

Chief Executive Officer Termination Benefits
Mr. Meslow is entitled to severance protections similar to those covering other Company executives. In the event of a termination of his employment by the Company without cause or his resignation for good reason absent a change in control, he is entitled to receive cash severance of two years’ base salary and one year of incentive compensation based on actual results. In the event of a termination of his employment by the Company without cause or his resignation for good reason within two years following a change in control, he is entitled to receive cash severance of two years’ base salary and two years’ incentive compensation (at average historical levels), plus a pro rata payment of any unpaid retention payments. In addition, upon a termination of employment by the Company without cause or a resignation for good reason (whether or not in connection with a change in control), the Company will provide, at its expense, medical and dental benefits for a period of up to 18 months following the termination date. Such payments and benefits are quantified under “–Retirement and Other Post-Employment Benefits–Estimated Post-Employment Payments and Benefits” below. The terms of Mr. Meslow’s upcoming separation from our Company in May 2022 have not been determined as of the filing date of this proxy statement.
Chief Executive Officer Perquisites
The Board has approved the use of corporate provided aircraft for personal purposes by the Company's Chief Executive Officer to ensure his safety and promote the efficient and effective use of his time while travelling. During fiscal year 2021, Mr. Meslow reimbursed the Company for use of corporate provided aircraft for personal purposes based on the IRS’s Standard Industrial Fare Level (“SIFL”) formula. The aggregate incremental cost to the Company of Mr. Meslow’s personal use of Company aircraft after taking into account Mr. Meslow’s reimbursement amounts is disclosed in the All Other Compensation column of the 2021 Summary Compensation Table.
Compensation Governance
Human Capital & Compensation Committee
The HCC Committee oversees the human capital management of the Company, including its diversity, equity and inclusion programs, policies and strategies, as well as the Company’s compensation and benefits philosophy and policies. All HCC Committee members are appointed by our Board and meet applicable independence and other NYSE requirements. HCC Committee members are selected based on their knowledge and experience in human capital and compensation matters from both their professional experience and their roles on other boards.
As part of its self-evaluation process, the HCC Committee considers prevailing best practices and compliance with the highest governance standards. During fiscal year 2021, the HCC Committee also continued to engage with the full Board to maximize its effectiveness. The role of the HCC Committee and information about its meetings are set forth in this proxy statement under the heading “Proposal 1: Election of Directors—Committees of the Board—Human Capital & Compensation Committee.”
The HCC Committee participated in the preparation of this CD&A and recommended to the Board that it be included in this proxy statement.
The HCC Committee, together with the Company, also evaluates the Company’s compensation structure from the perspective of enterprise risk. The Company’s compensation structure includes risk mitigating factors such as a mix of pay that is balanced between long- and short-term, and fixed and variable payouts under the 2015 Plan, the 2020 Plan and the 2015 ICPP. Based on this evaluation, the HCC Committee believes that the Company’s compensation structures are appropriate and do not incent inappropriate taking of business risks.
The HCC Committee is governed by a charter which is available on our website at www.bbwinc.com.
Committee Meetings and Delegation
Members of Company management, including our Chief Executive Officer and Chief Financial Officer, attend the HCC Committee meetings along with our Chief Human Resources Officer, who generally prepares meeting materials, and the Chief Legal Officer and Secretary, who records the minutes of the meeting. Members of Company management, including the Chief Executive Officer, do not play a role in recommending Chief Executive Officer compensation. The HCC Committee regularly meets in executive session without management present.

The HCC Committee may delegate its authority to subcommittees or the Chair of the HCC Committee. In accordance with its charter, the HCC Committee has delegated to our Chief Human Resources Officer the authority to make stock awards under the provisions of the 2020 Plan with a value up to $500,000 in any year to any associate who is not a Section 16 officer of the Company.
Independent Compensation Consultant
As permitted by its charter, the HCC Committee retained Willis Towers Watson as its independent executive compensation consultant and has the sole authority to retain and terminate any independent executive compensation consultant.
The HCC Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for HCC Committee review. Specifically, the services the consultant provides include:
•	Assisting in evaluation of, and providing recommendations for, Chief Executive Officer and other NEO compensation;
•	Informing the HCC Committee of changing market practices;
•	Consulting on our executive compensation strategy and program design;
•	Analyzing the competitiveness of executive pay;
•	Assisting in the selection of our peer groups; and
•	Assisting in the preparation and review of this disclosure.
In addition to the services provided at the request of the HCC Committee, management, with the knowledge of the HCC Committee, has engaged Willis Towers Watson for a limited number of additional services, including provision of a call center tracking system for which we pay quarterly software usage fees (provided by a separate division of Willis Towers Watson) and provision of certain compensation survey reports. For fiscal year 2021, the fees for services provided to management were less than $120,000. The HCC Committee has determined that the provision of these limited services by Willis Towers Watson to management is not material and does not impair the independence and objectivity of advice provided to or otherwise raise any conflict of interest for the HCC Committee on executive compensation matters.
The HCC Committee reviews and approves the provision of additional services by Willis Towers Watson to the Company and evaluates the performance and independence of Willis Towers Watson, specifically considering independence factors identified by the NYSE listing rules. This evaluation includes a review of written representations from Willis Towers Watson confirming their independence. Based on its evaluation, the HCC Committee believes that there are no conflicts of interest that could impair Willis Towers Watson’s ability to provide independent, objective advice to the HCC Committee regarding executive compensation matters.
Tax Deductibility
Section 162(m) of the Code generally does not allow a tax deduction to public companies for compensation paid to certain executive officers that is more than $1 million during the tax year. Section 162(m) of the Code provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” However, as part of the Tax Cuts and Jobs Act of 2017, this exemption was repealed, effective for taxable years beginning after December 31, 2017, subject to transition relief for certain arrangements in place as of November 2, 2017. The Company intends to administer grandfathered compensation in accordance with the transition relief to the extent reasonably practicable. Going forward, non-grandfathered annual compensation in excess of $1 million for our covered senior executives will generally not be deductible. The HCC Committee continues to have the flexibility to pay non-deductible compensation if it believes it is in the best interests of the Company.

Recovery of Compensation
Under the 2015 ICPP, the 2015 Plan and the 2020 Plan, the HCC Committee has the power and authority to recover previously awarded bonuses or equity-based compensation or profits if (i) required by applicable law with respect to a participant, (ii) a participant engaged in fraudulent conduct or activities (or had knowledge of such conduct or activities) relating to the Company or (iii) a participant should have had knowledge of such conduct or activities based on his or her position, duties or responsibilities.
Tally Sheets
To assess the reasonableness of the compensation of our NEOs, the HCC Committee annually reviews all of the components of the NEOs’ compensation, including salary, short-term incentive compensation, realized and unrealized gains on stock options, PSUs and RSUs, the cost to the Company of all perquisites, benefits earned and accrued under the Company’s non-qualified deferred compensation and supplemental executive retirement plan, and potential payouts under several potential severance and change-in-control scenarios. Based on this review, the HCC Committee concluded that our NEOs’ compensation components individually and in aggregate are reasonable, encourage retention, incent performance and are in the best interests of the Company and its stockholders.
Conclusion

We are committed to aligning our executive compensation with our Company’s performance. In connection with the Company’s strong performance in fiscal year 2021, our NEOs earned above-target short-term performance incentive payments according to the payout formulas established at the beginning of each six month performance period. Substantially all of the long-term equity incentive is subject to challenging performance requirements that will only be earned if the Company achieves rigorous growth and profitability metrics that provide incentive for a balance of growth and profitability, support the strategic direction of the Company, and are aligned with the interests of our stockholders.

As disclosed in last year’s CD&A, in fiscal year 2020, special one-time cash retention awards were granted to certain of our NEOs in light of the turbulent business environment in which we were operating and were viewed as a critical tool during a period of significant uncertainty to retain our key leaders and to help ensure the successful completion of the Separation, the long-term health of our business and the preservation of stockholder value.

In summary, there is alignment between our performance, our stockholders’ interests and our NEOs’ pay. Accordingly, we recommend stockholders vote FOR our executive compensation program as outlined in “Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation.”

HUMAN CAPITAL & COMPENSATION COMMITTEE REPORT
The HCC Committee of the Board is composed of five directors who are independent, as defined under the NYSE listing standards. Additionally, each member of the HCC Committee is a “non-employee director” within the meaning of Section 16b-3 under the Securities Exchange Act of 1934. The HCC Committee reviews the CD&A on behalf of the Board.
The HCC Committee has reviewed and discussed the CD&A with management, and based on the review and discussions, the HCC Committee recommended to the Board that the CD&A be included in the 2021 10-K and the Company’s 2022 proxy statement.
Human Capital & Compensation Committee

Michal G. Morris, Chair
Patricia S. Bellinger
Francis A. Hondal
Danielle M. Lee
Robert H. Schottenstein

2021 Summary Compensation Table
The following table sets forth information concerning total compensation earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated NEOs and our former Executive Vice President and Chief Financial Officer during fiscal year 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Andrew M. Meslow Chief Executive Officer	2021	1,335,577	4,000,000	5,444,545	1,903,973	4,625,208	80,547	278,777	17,668,627
	2020	1,183,462	0	12,330,555	0	4,489,428	146,274	345,220	18,494,939

Wendy C. Arlin Executive Vice President, Chief Financial Officer	2021	712,884	496,000	1,858,830	0	1,143,775	20,777	56,044	4,288,310

James L. Bersani President, Real Estate	2021	832,308	1,500,000	777,826	272,009	2,120,563	107,035	80,509	5,690,250
	2020	763,077	250,000	0	0	1,594,880	197,626	191,420	2,997,003
	2019	794,231	0	1,120,586	211,995	770,784	180,374	233,514	3,311,484

Julie B Rosen President	2021	866,153	0	1,169,319	271,987	1,804,102	0	21,018	4,132,579
	2020	277,885	1,000,000	849,986	0	805,632	0	870	2,934,373

Deon N. Riley Chief Human Resources Officer	2021	758,077	1,750,000	1,052,655	231,194	1,096,346	0	41,189	4,929,461
	2020	54,808	0	749,996	0	720,000	0	209	1,525,013

Stuart B. Burgdoerfer(7) Former Chief Financial Officer	2021	786,923	5,000,000	0	0	1,728,000	54,723	92,781	7,662,427
	2020	1,068,462	0	0	0	3,009,636	100,128	241,317	4,419,543
	2019	900,000	0	1,260,644	238,495	1,114,884	89,235	303,913	3,907,171
(1)
Bonuses paid to Messrs. Meslow, Burgdoerfer and Bersani and Ms. Arlin represent the payment in fiscal year 2021 of the first two installments of special one-time cash retention awards approved by the HCC Committee during fiscal year 2020 to ensure long-term retention during particularly turbulent times for our business. The bonus amount reported for Ms. Riley includes $1,500,000 paid as a hiring incentive in connection with her employment offer and a cash retention bonus of $250,000. Ms. Riley’s hiring incentive bonus is required to be reimbursed in full if Ms. Riley voluntarily resigns for any reason or is involuntarily terminated for Cause (as defined below under the heading “—Retirement and Other Post-Employment Benefits—Estimated Post-Employment Payments and Benefits—Termination Provisions—Definitions of Cause and Good Reason”) before the second anniversary of her hire date. In addition, this column also reflects a one-time cash bonus of $2,000,000 paid to Mr. Burgdoerfer during fiscal year 2021 in recognition of his significant leadership and contributions as our Executive Vice President and Chief Financial Officer and the Company executive overseeing and leading the successful completion of the Separation, which such payment was conditioned on the actual occurrence of the Separation.

(2)
The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model. The grant date fair value of the PSUs granted to the NEOs during fiscal year 2021 was calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Subtopic 718-10, excluding the effect of estimated forfeitures. The grant date value of the PSUs granted to the NEOs in fiscal year 2021 assuming the maximum level of performance conditions will be achieved is $5,094,556 for Mr. Meslow, $727,824 for Mr. Bersani, $727,824 for Ms. Rosen and $618,650 for Ms. Riley.

See Note 19 to the Company’s financial statements filed in the 2021 10-K for the related assumptions for stock awards and stock options granted during fiscal year 2021 and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.
(3)
Stock and option awards were granted to each NEO under the Company’s 2015 Plan and 2020 Plan. Awards are long-term compensation and generally vest over three to five years and are not realizable on an annual basis. See discussion under the heading “—Compensation Discussion and Analysis—Executive Compensation Philosophy—Long-Term Equity Compensation” for additional detail.

(4)
Represents the aggregate of the non-equity performance-based incentive compensation for the applicable Spring and Fall seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of adjusted operating income results. See discussion under the heading “—Compensation Discussion and Analysis—Executive Compensation Philosophy—Short -Term Performance-Based Incentive Compensation” for additional detail.

(5)
The Company does not sponsor a defined benefit retirement plan (tax-qualified or non-qualified). The Company’s non-qualified deferred compensation plan was terminated in fiscal year 2020 and balances were distributed in July 2021. For fiscal year 2021, earnings accrued at an annual effective rate of 3.34% on each NEO’s non-qualified plan balance up to the distribution date. Amounts disclosed represent earnings that exceed earnings calculated at a rate equal to 120% of the applicable federal long-term rate at the time the rate was set in October 2020.

(6)	The following table details all other compensation paid to each NEO during fiscal year 2021:
	Incremental Company Cost to Provide Supplemental Life and Disability Insurance Coverage ($)	Company Contributions to the Executives' Qualified and Non-Qualified Retirement Plan Account ($)	Relocation(a) ($)	Personal Use of Company Aircraft(b) ($)	Total ($)
Mr. Meslow	546	153,499	0	124,732	278,777
Ms. Arlin	630	55,414	0	0	56,044
Mr. Bersani	974	79,535	0	0	80,509
Ms. Rosen	731	0	20,287	0	21,018
Ms. Riley	638	0	40,551	0	41,189
Mr. Burgdoerfer	0	92,781	0	0	92,781
(a)
As part of Ms. Rosen’s and Ms. Riley’s relocation packages to Columbus, Ohio, Ms. Rosen received $10,987 of relocation assistance with an additional $9,300 of related tax assistance in connection therewith and Ms. Riley received $21,962 of relocation assistance with an additional $18,589 of related tax assistance in connection therewith.

(b)
The amount reflects the aggregate incremental cost to the Company of Mr. Meslow’s personal use of the Company aircraft after taking into account Mr. Meslow’s reimbursement of amounts based on the IRS’s SIFL formula. The Company calculates the aggregate incremental cost to the Company based on an hourly charge for use of Company aircraft that includes variable charges such as fuel, salaries of flight personnel, landing and parking fees and variable maintenance as well as certain fixed fees associated with operating the Company’s aircraft.

(7)	Mr. Burgdoerfer ceased to serve as Executive Vice President and Chief Financial Officer on August 2, 2021 and retired from our Company on August 20, 2021.

Grants of Plan-Based Awards for Fiscal Year 2021
The following table provides information relating to plan-based awards and opportunities granted to the NEOs during fiscal year 2021. Pursuant to the terms of the Employee Matters Agreement dated August 2, 2021, entered into between the Company and Victoria’s Secret & Co. in connection with the Separation (the “Employee Matters Agreement”), each stock option, RSU and PSU held by our associates (including our NEOs) was equitably adjusted upon the occurrence of the Separation. The amounts included in the table below for our NEOs reflect these equitable adjustments.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards # of Shares or Units(3) #	All Other Option Awards: # of Securities Underlying Options(4) #	Exercise or Base Price of Option Awards $/Sh	Grant Date Fair Value of Stock Option Awards(5) $
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Mr. Meslow	3/16/2021								86,348	$48.64	1,903,973
	3/16/2021							43,174			2,048,175
	3/16/2021				35,979	71,957	107,936				3,396,370
		513,000	2,565,000	5,130,000

Ms. Arlin	3/16/2021							15,419			731,477
	5/19/2021							13,806			735,860
	8/18/2021							6,729			391,493
		127,662	638,308	1,276,616

Mr. Bersani	3/16/2021								12,336	$48.64	272,009
	3/16/2021							6,168			292,610
	3/16/2021				5,140	10,280	15,420				485,216
		235,200	1,176,000	2,352,000

Ms. Rosen	3/16/2021								12,335	$48.64	271,987
	3/16/2021							6,168			292,610
	3/16/2021				5,140	10,280	15,420				485,216
	8/18/2021							6,729			391,493
		200,100	1,000,500	2,001,000

Ms. Riley	3/16/2021								10,485	$48.64	231,194
	3/16/2021							5,243			248,728
	3/16/2021				4,369	8,738	13,107				412,434
	8/18/2021							6,729			391,493
		121,600	608,000	1,216,000

Mr. Burgdoerfer(6)		432,000	2,160,000	4,320,000
(1)
Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the 2015 ICPP for the fiscal year 2021 Spring and Fall seasons. The actual amount earned for fiscal year 2021 under this plan is disclosed in the 2021 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)
Equity Incentive Plan Awards were granted pursuant to the 2020 Plan. Grant dates were established on the date the grants were approved by the HCC Committee. Awards granted to Messrs. Meslow and Bersani and Mses. Rosen and Riley vest on the third anniversary of the grant date, subject to continued employment through such date, with the number of shares to be awarded determined based on the Company’s achievement of (i) revenue growth during the three year performance period relative to the Performance Peer Group and (ii) cumulative operating income as a percentage of cumulative sales, in each case as set forth under the heading “—Compensation Discussion and Analysis—Compensation for NEOs—Long-Term Equity Compensation.”

(3)
All Other Stock Awards were granted pursuant to the 2020 Plan. Grant dates were established on the date the grants were approved by the HCC Committee. Awards granted on March 16, 2021 vest 50% on the second and 50% on the third anniversaries of the grant date, subject to continued employment through each such date. Awards granted on May 19, 2021 and August 18, 2021 vest 30% on each of the first and second anniversaries of the grant date, and 40% on the third anniversary of the grant date, subject to continued employment through each such date.

(4)
Option awards were granted pursuant to the 2020 Plan. Option grant dates were established on the date the grants were approved by the HCC Committee and the exercise price is the closing price of Common Stock on the grant date (subject to equitable adjustment under the Employee Matters Agreement as described above). Option awards vest 50% on the second and 50% on the third anniversaries of the grant date, subject to continued employment through each such date.

(5)
The value of stock awards reflects the grant date fair value under ASC Topic 718 Compensation—Stock Compensation for each award. Options are valued using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 1.0%, volatility of 59%, risk free interest rate of 0.8% and expected life of 4.7 years. RSUs and PSUs are valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

(6)	In light of his announced retirement in February 2021, Mr. Burgdoerfer did not receive any long-term incentive compensation awards in fiscal year 2021.

Outstanding Equity Awards at Fiscal Year-End for 2021
The following table provides information relating to outstanding equity awards granted to the NEOs as of the fiscal year ended January 29, 2022. Pursuant to the terms of the Employee Matters Agreement, each stock option, RSU and PSU held by our associates (including our NEOs) was equitably adjusted upon the occurrence of the Separation. The amounts included in the table below for our NEOs reflect these equitable adjustments.
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable #	Number of Securities Underlying Unexercised Options Unexercisable #	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $
Mr. Meslow	3/29/2013	8,310	0	0	33.80	3/29/2023
	3/31/2014	8,820	0	0	43.75	3/31/2024	3/31/2017	13,765(5)	752,257	0	0
	4/2/2015	7,133	0	0	73.58	4/2/2025	3/28/2019	75,669(6)	4,135,311	0	0
	3/31/2016	10,583	0	0	70.87	3/31/2026	2/20/2020	79,362(7)	4,337,133	0	0
	3/31/2017	10,703	4,589(1)	0	38.01	3/31/2027	5/14/2020		0	1,858,650(15)	101,575,223
	3/21/2018	18,910	0	0	31.81	3/21/2028	3/16/2021	43,174(8)	2,359,459	107,936(16)	5,898,702
	3/28/2019	28,272	14,136(2)	0	22.55	3/28/2029
	3/16/2021	0	86,348(3)	0	48.64	3/16/2031

Ms. Arlin	3/29/2013	1,625	0	0	33.80	3/29/2023	3/31/2017	8,442(5)	461,355	0	0
	3/31/2014	2,855	0	0	43.75	3/31/2024	3/28/2019	33,262(6)	1,817,768	0	0
	5/7/2014	570	0	0	41.15	5/7/2024	3/16/2021	15,419(8)	842,648	0	0
	4/2/2015	3,057	0	0	73.58	4/2/2025	5/19/2021	13,806(9)	754,498	0	0
	3/31/2016	5,292	0	0	70.87	3/31/2026	8/18/2021	6,729(10)	367,740	0	0
	3/31/2017	4,834	2,072(1)		38.01	3/31/2027
	3/21/2018	13,964	0	0	31.81	3/21/2028

Mr. Bersani	4/2/2015	7,133	0	0	73.58	4/2/2025	3/31/2017	13,316(5)	727,719	0	0
	3/31/2016	10,583	0	0	70.87	3/31/2026	3/21/2018	9,984(11)	545,626	0	0
	3/31/2017	10,359	4,440(1)	0	38.01	3/31/2027	4/25/2018	34,256(12)	1,872,090	0	0
	3/21/2018	7,262	10,891(4)	0	31.81	3/21/2028	3/28/2019	13,010(6)	710,997	53,219(17)	2,908,418
	3/28/2019	28,383	14,191(2)	0	22.55	3/28/2029	3/16/2021	6,168(8)	337,081	15,420(16)	842,703
	3/16/2021	0	12,336(3)	0	48.64	3/16/2031

Ms. Rosen	3/16/2021	0	12,335(3)	0	48.64	3/16/2031	9/28/2020	33,404(13)	1,825,529
							3/16/2021	6,168(8)	337,081	15,420(16)	842,703
							8/18/2021	6,729(10)	367,740

Ms. Riley	3/16/2021	0	10,485(3)	0	48.64	3/16/2031	12/29/2020	12,361(14)	675,529	0	0
							3/16/2021	5,243(8)	286,530	13,107(16)	716,298
							8/18/2021	6,729(10)	367,740

Mr. Burgdoerfer(21)	4/2/2015	17,385	0	0	73.58	8/20/2022	3/31/2017	0	0	8,661(18)	473,324
	3/31/2016	10,583	0	0	70.87	8/20/2022	3/21/2018	0	0	5,814(19)	317,735
							4/25/2018	0	0	13,759(20)	751,929
							3/28/2019	0	0	46,566(17)	2,544,832
(1)	Options vested on March 31, 2022.
(2)	Options vested on March 28, 2022.
(3)	Options vest 50% on March 16, 2023 and 50% on March 16, 2024.
(4)	Options vested 50% on March 21, 2022 and vest 50% on March 21, 2023.
(5)	Shares vested 100% on March 31, 2022.

(6)	Shares vested 100% on March 28, 2022.
(7)	Shares vest 100% on February 20, 2023.
(8)	Shares vest 50% on March 16, 2023 and 50% on March 16, 2024.
(9)	Shares vest 30% on May 19, 2022, 30% on May 19, 2023 and 40% on May 19, 2024.
(10)	Shares vest 30% on August 18, 2022, 30% on August 18, 2023 and 40% on August 18, 2024.
(11)	Shares vested 45% on March 21, 2022 and vest 55% on March 21, 2023.
(12)	Shares vest 47% on April 25, 2022 and 53% on April 25, 2023.
(13)	Shares vest 100% on September 28, 2023.
(14)	Shares vest 100% on December 29, 2022.
(15)	Subject to achievement of performance conditions assumed at maximum payout, shares vest 40% on May 14, 2023, 30% on May 14, 2024 and 30% on May 14, 2025.
(16)	Subject to achievement of performance conditions assumed at maximum payout, 100% of these shares vest on March 16, 2024.
(17)	Subject to achievement of performance conditions assumed at maximum payout, shares vested on March 28, 2022.
(18)	Subject to achievement of a performance condition, shares vested on March 31, 2022.
(19)	Subject to achievement of a performance condition, shares vested on March 21, 2022.
(20)	Subject to achievement of a performance condition, shares vest on April 25, 2022.
(21)
Outstanding stock awards held by Mr. Burgdoerfer at the time of his retirement were treated in accordance with the existing terms of the 2015 Plan and the 2020 Plan and the applicable award agreements thereunder, as follows: (i) stock options that were vested at the time of his retirement will remain exercisable for one year following his retirement date and unvested stock options were forfeited; (ii) unvested RSUs were forfeited; and (iii) unvested PSUs were pro-rated based on the number of months from the grant date to Mr. Burgdoerfer’s retirement date, subject to actual performance achievement at the end of the performance period.

Option Exercises and Stock Vested Information for Fiscal Year 2021
The following table provides information relating to option awards exercised and RSU and PSUs awards vested during fiscal year 2021.
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Meslow	0	0	53,082	3,238,394
Ms. Arlin	3,000	91,980	21,081	1,285,236
Mr. Bersani	32,177	612,136	37,517	2,456,863
Ms. Rosen	0	0	0	0
Ms. Riley	0	0	12,362	859,159
Mr. Burgdoerfer	129,751	2,995,881	41,894	2,850,475
(1)	Option Award Value Realized is calculated based on the difference between the sale price and the option exercise price.
(2)	Stock Award Value Realized is calculated based on the closing stock price on the date the RSUs or PSUs vested.

Retirement and Other Post-Employment Benefits
Non-qualified Deferred Compensation for Fiscal Year 2021(1)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Meslow	0	124,607	134,512	7,998,943	0
Ms. Arlin	0	26,522	40,704	4,926,508	0
Mr. Bersani	0	50,643	180,054	11,210,207	0
Ms. Rosen	0	0	0	0	0
Ms. Riley	0	0	0	0	0
Mr. Burgdoerfer	0	63,889	91,386	5,426,804	0
(1)
On June 27, 2020 (the “Termination Date”), the HCC Committee authorized the termination of the Company’s non-qualified supplemental retirement plan (the “SRP”) and certain other deferred compensation arrangements. In accordance with applicable rules under the Code, balances were distributed approximately one year following the Termination Date.

(2)
Reflects the Company’s pro-rata retirement contribution in March 2021 of 6% for less than five years of service or 8% for five or more years of service of compensation above the IRS qualified plan maximum compensation limit on eligible compensation prior to the Termination Date. These contributions are also included under the “All Other Compensation” column of the 2021 Summary Compensation Table.

(3)	Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year.
The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate in the amount of $80,547, $20,777, $107,035 and $54,723 for Mr. Meslow, Ms. Arlin, Mr. Bersani, Mr. Burgdoerfer, respectively, is disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2021 Summary Compensation Table.
Amounts include dividends earned on deferred stock and RSU balances in the amount of $6,007 for Ms. Arlin and $1,305 for Mr. Bersani. Dividends were reinvested into additional stock units based on the closing market price of Common Stock on the dividend payment date prior to the Termination Date.
(4)
Balance distributed includes the value of deferred stock units on the distribution date with a value of $2,865,250 for Ms. Arlin and $622,668 for Mr. Bersani. Value is calculated based on a stock price of $71.38 per share of Common Stock on July 8, 2021.

Estimated Post-Employment Payments and Benefits
We have entered into certain agreements with our current NEOs that will require us to provide compensation in the event of certain terminations of employment, including a termination following a change in control of our Company.
The following tables set forth the expected benefits to be received by each of our current NEOs in the event of termination resulting from various scenarios, assuming a termination date of January 29, 2022 and a stock price of $54.65, the closing price of our Common Stock on January 28, 2022 (the last trading day during fiscal year 2021). Each scenario relates to the single termination event described and amounts are not cumulative in situations where multiple scenarios may apply.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables. In addition, and as previously disclosed in the Estimated Post-Employment Payments and Benefits table included in our 2021 annual proxy statement, as a result of an inadvertent administrative error, we reported the estimated value of the pro rata vesting of Mr. Burgdoerfer’s then-outstanding and unvested restricted stock units and performance stock units in connection with an assumed retirement date of January 30, 2021 as $306,352. However, assuming Mr. Burgdoerfer had retired as of January 30, 2021, the estimated value of the pro rata vesting of such then-outstanding awards would have been $2,922,770 (based on the pre-Separation L Brands, Inc. stock price of $40.76 as of January 29, 2021).
Mr. Meslow
	Involuntary w/out Cause or w/ Good Reason		Involuntary w/out Cause following Change in Control	Death(6)	Disability	Voluntary or Retirement
	w/out Release	& Sign Release
Base Salary(1)	$1,350,000	$2,700,000	$2,700,000	$0	$0	$0
Bonus(2)	0	2,565,000	9,114,636	0	0	0
Cash Retention(3)	0	0	1,990,431	0	0	0
Gain of Accelerated Stock Options(4)	0	0	1,049,082	1,049,082	1,049,082	0
Value of Pro-Rated or Accelerated RSUs/PSUs(4)	0	31,623,441	83,233,426	83,233,426	83,233,426	0
Total Benefits and Perquisites(5)	38,610	48,655	48,655	2,018,520	586,043	0
Total	$1,388,610	$36,937,096	$98,136,230	$86,301,028	$84,868,551	$0
Ms. Arlin
	Involuntary w/out Cause or w/ Good Reason		Involuntary w/out Cause following Change in Control	Death(6)	Disability	Voluntary or Retirement
	w/out Release	& Sign Release
Base Salary(1)	$0	$1,500,000	$1,500,000	$0	$0	$0
Bonus(2)	0	675,000	1,850,079	0	0	0
Cash Retention	0	0	0	0	0	0
Gain of Accelerated Stock Options(4)	0	0	34,475	34,475	34,475	0
Value of Pro-Rated or Accelerated RSUs/PSUs(4)	0	2,554,068	4,244,010	4,244,010	4,244,010	0
Total Benefits and Perquisites(5)	18,520	59,478	59,478	1,518,520	436,140	0
Total	$18,520	$4,788,546	$7,688,042	$5,797,005	$4,714,625	$0

Mr. Bersani
	Involuntary w/out Cause		Involuntary w/out Cause following Change in Control	Death(6)	Disability	Voluntary or Retirement
	w/out Release	& Sign Release
Base Salary(1)	$0	$1,680,000	$1,680,000	$0	$0	$0
Bonus(2)	0	1,176,000	3,715,443	0	0	0
Cash Retention	0	0	0	0	0	0
Gain of Accelerated Stock Options(4)	0	0	852,277	852,277	852,277	0
Value of Pro-Rated or Accelerated RSUs/PSUs(4)	0	4,693,943	6,694,242	6,694,242	6,694,242	1,987,293
Total Benefits and Perquisites(5)	18,520	41,157	41,157	2,018,520	457,293	18,520
Total	$18,520	$7,591,100	$12,983,119	$9,565,039	$8,003,812	$2,005,813
Ms. Rosen
	Involuntary w/out Cause or w/ Good Reason		Involuntary w/out Cause following Change in Control	Death(6)	Disability	Voluntary or Retirement
	w/out Release	& Sign Release
Base Salary(1)	$0	$1,740,000	$1,740,000	$0	$0	$0
Bonus(2)	0	1,000,500	2,609,733	0	0	0
Cash Retention	0	0	0	0	0	0
Gain of Accelerated Stock Options(4)	0	0	74,132	74,132	74,132	0
Value of Pro-Rated or Accelerated RSUs/PSUs(4)	0	1,112,128	3,092,152	3,092,152	3,092,152	0
Total Benefits and Perquisites(5)	13,890	43,698	43,698	1,753,890	461,358	0
Total	$13,890	$3,896,326	$7,559,715	$4,920,174	$3,627,642	$0
Ms. Riley
	Involuntary w/out Cause or w/ Good Reason		Involuntary w/out Cause following Change in Control	Death(6)	Disability	Voluntary or Retirement
	w/out Release	& Sign Release
Base Salary(1)	$0	$1,520,000	$1,520,000	$0	$0	$0
Bonus(2)	0	608,000	1,816,346	0	0	0
Cash Retention	0	0	0	0	0	0
Gain of Accelerated Stock Options(4)	0	0	63,014	63,014	63,014	0
Value of Pro-Rated or Accelerated RSUs/PSUs(4)	0	319,593	1,807,330	1,807,330	1,807,330	0
Total Benefits and Perquisites(5)	13,890	53,264	53,264	1,533,890	433,812	0
Total	$13,890	$2,500,857	$5,259,954	$3,404,234	$2,304,156	$0
(1)
In the event of a termination of the NEO’s employment by the Company other than for “Cause” or, in the case of Mr. Meslow and Mses. Arlin, Rosen and Riley, by the NEO for “Good Reason”, other than during the 24-month period following a “Change in Control”, the NEO will receive continued payment of base salary for 24 months following the termination date in accordance with the Company’s normal payroll practices. If such termination occurs within the 24-month period following a Change in Control, the NEO will receive a lump sum payment equal to 2x his or her annual base salary. The foregoing payments are subject to such NEO’s execution and non-revocation of a release of claims. If such release of claims is not provided by Mr. Meslow, then these payments for Mr. Meslow will be 12 months or 1x annual base salary, as applicable.
(2)
In the event of a termination of the NEO’s employment by the Company other than for “Cause” or, in the case of Mr. Meslow and Mses. Arlin, Rosen and Riley, by the NEO for “Good Reason”, other than during the 24-month period following a “Change in Control”, the NEO will receive bonus payments based on the bonus amounts the NEO would have received under the 2015 ICPP had the NEO remained employed by the Company for a one-year period following the NEO’s termination date. If such termination occurs within the 24-month period following a Change in Control, the NEO will receive a lump sum amount equal to sum of the last four seasonal bonus payments received under the 2015 ICPP, plus a pro rata amount for the season in which the termination occurs (based on an average of the prior four payments received). For purposes of these tables, bonus amounts are assumed at target levels.

(3)	Reflects a pro-rated portion of the third installment of Mr. Meslow’s cash retention award, based on the period May 14, 2020 to January 29, 2022.
(4)
Reflects the value of the “double-trigger” acceleration of unvested stock options, RSUs and PSUs in the event of a termination of the NEO’s employment by the Company without Cause or by the NEO for Good Reason within 24 months following a Change in Control, or due to the NEO’s death or Disability, assuming a price per share of Common Stock of $54.65. In the event of a termination of the NEO’s employment by the Company without Cause or, in the case of Mr. Meslow and Mses. Arlin, Rosen and Riley, by the NEO for Good Reason absent a Change in Control, unvested stock options, RSUs and PSUs will accelerate on a pro-rated basis. For purposes of these tables, PSUs are assumed achieved at target levels.

(5)
Reflects estimates for benefits and perquisites payable to the NEOs upon a termination of employment, which includes the pro rata value of retirement plan contributions on earnings accrued up to the termination date and the continuation of medical, dental and other insurance benefits for a period of up to 18 months (in the case of Messrs. Meslow and Bersani and Ms. Rosen) and up to 24 months (in the case of Mses. Arlin and Riley), both absent and following a Change in Control. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies and the value of unvested retirement plan balances that would become vested.

(6)
Generally, in the event of an NEO’s death, subject to the achievement of any underlying performance conditions, any time-vesting conditions are deemed satisfied. RSUs and PSUs awarded to our other NEOs continue to be subject to continued vesting based on performance (except for RSUs granted to Mr. Bersani in March and April of 2018, which are not subject to performance conditions).

Assumptions and Explanations of Numbers in Tables
The HCC Committee retains discretion to provide, and in the past has provided, additional benefits to NEOs upon termination or resignation if it determines the circumstances so warrant.
Confidentiality, Non-Competition and Non-Solicitation Agreements
As a condition to each NEO’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the NEO is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the NEO from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.
Termination Provisions—Definitions of Cause and Good Reason
The agreements for our NEOs contain customary definitions of cause and good reason. “Cause” generally means that (1) for Mr. Meslow, he willfully failed to perform his duties with the Company, or for our other NEOs, he or she was grossly negligent in the performance of his or her duties with the Company (in each case, other than a failure resulting from his or her incapacity due to physical or mental illness); (2) the NEO has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) the NEO engaged in misconduct in bad faith (or, in Mr. Meslow’s case “willful misconduct”) which could reasonably be expected to materially harm the Company’s business or its reputation.
In addition, Mr. Meslow and Mses. Arlin, Riley and Rosen have the right to resign for “Good Reason” in case of certain events. “Good Reason” generally means (1) for Mr. Meslow, the failure to continue as Chief Executive Officer of the Company (or, in the event of a change in control, the resulting ultimate parent company) and, for Mses. Arlin, Riley and Rosen, her failure to continue in a capacity originally contemplated in the NEO’s agreement; (2) for Mses. Arlin, Riley and Rosen, the assignment to the NEO of any duties materially inconsistent with her position, duties, authority, responsibilities or reporting requirements, and also, for Mr. Meslow, the assignment to another person of duties that would typically be performed by the Chief Executive Officer; (3) for Mr. Meslow, a material reduction of or a delay in payment of his total cash compensation and benefits from those required to be provided, or a breach by the Company of his employment agreement or any RSU award agreement or other equity agreement; (4) the requirement that, for Mr. Meslow, he be based outside of the United States (other than for travel that is reasonably required to carry out his duties), or for Mses. Arlin, Riley and Rosen, her mandatory relocation from the Columbus, Ohio area; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the agreement by a successor.
Payments Upon a Termination in Connection with a Change in Control
A “Change in Control” of the Company will generally be deemed to have occurred upon the first of any of the following events to occur:
(a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;
(b)
during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board (and any new director, whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority of directors then constituting the Board;

(c)
a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock resulting from such reorganization, merger or consolidation are beneficially owned by individuals and entities who beneficially owned the voting stock outstanding just prior to such reorganization, merger or consolidation; or

(d)	the consummation of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.
Participants in the 2015 Plan and the 2020 Plan receive accelerated vesting of equity awards upon a Change in Control in the event of the participant’s termination of employment (other than for Cause) within 24 months of the Change in Control (“double trigger” vesting).
No Tax Gross-up
In the event of a termination following a Change in Control, none of our NEOs are entitled to reimbursement or gross-up for any excise taxes that may be imposed under Section 280G of the Code.
Fiscal Year 2021 Director Compensation
The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal year 2021(1).
	Fees Earned or Paid in Cash(2) $	Stock Awards(3) $	Total $
Patricia S. Bellinger	146,900	134,405	281,305
Francis A. Hondal(6)	110,874	131,971	242,845
Donna A. James(5)	67,200	134,405	201,605
Danielle M. Lee(6)	109,624	131,971	241,595
Michael G. Morris	161,900	146,953	308,853
Sarah E. Nash	350,000	350,048	700,048
Robert H. Schottenstein	134,400	134,405	268,805
Anne Sheehan(5)	73,450	146,953	220,403
Stephen D. Steinour	154,400	134,405	288,805
J.K. Symancyk(6)	89,641	111,961	201,602
Abigail S. Wexner(4)	33,816	0	33,816
Leslie H. Wexner(4)	33,816	0	33,816
(1)
Mr. Meslow did not receive additional compensation for his service as a member of the Board. Our current Board’s compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation.

(2)
Directors (other than Ms. Nash) received an annual cash retainer of $111,900; directors received an additional annual cash retainer of $12,500 for membership on the Audit and HCC Committees and Special Committee on Stockholder Litigation and $10,000 for all other committee memberships; the Audit Committee and Special Committee on Stockholder Litigation Chairs received an additional $20,000; the HCC Committee Chair and the Nominating & Governance Committee Chair each received an additional $15,000; other committee Chairs received an additional $10,000; and the Board Chair received an annual cash retainer of $350,000.

(3)
Directors (other than Ms. Nash) received an annual stock retainer of $111,900; directors received an additional annual stock grant of $12,500 for membership on the Audit and HCC Committees and of $10,000 for other committee memberships; and the Board Chair received an annual stock retainer of $350,000. Stock retainers were granted under the 2020 Plan and were fully vested on the grant date. The number of shares issued was calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC Topic 718 Compensation—Stock Compensation, for each award. See Note 19 to the Company’s financial statements filed in the 2021 10-K for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

(4)	Effective May 20, 2021, Ms. Wexner and Mr. Wexner retired from the Board. Cash payments were pro-rated based on the number of days of Board service.
(5)	In connection with the Separation, Mses. James’ and Sheehan’s Board service ended. Cash payments were pro-rated based on the number of days of Board service.
(6)
Mses. Hondal and Lee were appointed to the Board effective March 16, 2021, and Mr. Symancyk was appointed to the Board effective May 20, 2021. Cash and stock payments were pro-rated based on the number of days of Board service, as applicable.

Following the HCC Committee’s review of competitive practices for Board of Director compensation prepared by Willis Towers Watson for fiscal year 2022, the Board approved changes to Board compensation as follows: increase annual stock retainer to $150,000, reduce annual cash retainer to $100,000, increase HCC Committee and Audit Committee Chair fees to $25,000 and Nominating & Governance Committee and Executive Committee Chair fees to $20,000, pay Committee and Chair fees 100% in cash and adjust Board Chair compensation to $500,000 annually, paid 50% in cash and 50% in stock. See also “Compensation Discussion and Analysis–2022 Leadership Changes” regarding additional compensation matters regarding Ms. Nash.
Members of the Board are also subject to the Company’s stock ownership guidelines, as described under “Compensation Discussion and Analysis—Executive Compensation Philosophy—Executive and Director Stock Ownership Guidelines.”

2021 PAY RATIO DISCLOSURE
Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for fiscal year 2021:
•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $10,632;
•	the annual total compensation of our Chief Executive Officer was $17,668,627; and
•	the ratio of these two amounts is 1,662 to 1. We believe that this ratio is calculated in a manner consistent with the requirements of the Pay Ratio Rule.
Methodology for Identifying Our “Median Employee”
Identifying and Adjusting Our Employee Population
To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we identified our total employee population as of January 29, 2022, the last day of our fiscal year. Our employee population consisted of full-time, part-time, seasonal and temporary employees globally.
Determining Our Median Employee
To identify our median employee, we calculated the cash compensation paid during the fiscal year for the employee population, annualizing the cash compensation of any permanent employee who joined the Company during the fiscal year. We identified the median compensation amount using this compensation measure which was consistently applied to all our employees in the calculation. We then selected a reasonably representative employee with total compensation equal to the median compensation amount as our “median employee.”
Using the methodologies described above, we determined that our median employee was a part-time, hourly employee. The total compensation of the median employee was $10,632.
Determination of Annual Total Compensation of Our Median Employee and Our Chief Executive Officer
Once we identified our median employee, we then calculated such employee’s annual total compensation for 2021 using the same methodology we used for purposes of determining the annual compensation of our NEOs for 2021.
Our Chief Executive Officer’s annual total compensation for 2021 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2021 Summary Compensation Table.
The Commission’s rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Our median employee worked approximately 16 hours per week during fiscal year 2021. If the total compensation per hour earned by the median employee was extrapolated to full-time employment, median compensation would be approximately $26,200 and the ratio would be 674 to 1.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table shows certain information about the securities ownership of all directors of the Company, the executive officers of the Company named in the 2021 Summary Compensation Table above and all directors and executive officers of the Company as a group.
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)	Percent of Class
Wendy C. Arlin	98,548(c)	*
Patricia S. Bellinger	30,050	*
James L. Bersani	185,905(c)	*
Alessandro Bogliolo	0	*
Stuart B. Burgdoerfer	27,968(c)	*
Francis A. Hondal	2,063	*
Danielle M. Lee	2,063	*
Andrew M. Meslow	276,392(c)(d)	*
Michael G. Morris	72,756	*
Sarah E. Nash	20,640	*
Juan Rajlin	0	*
Deon N. Riley	7,064	*
Julie B. Rosen	0	*
Robert H. Schottenstein	28,480(e)	*
Stephen D. Steinour	58,052(f)	*
J.K. Symancyk	1,731	*
All directors and executive officers as a group	871,153(c)-(f)	*
*	Less than 1%
(a)
Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. None of the listed shares have been pledged as security or otherwise deposited as collateral.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of January 29, 2022.
(c)
Includes the following number of shares issuable within 60 days of January 29, 2022, upon the exercise or vesting of outstanding stock awards: Ms. Arlin, 65,459; Mr. Bersani, 100,905; Mr. Burgdoerfer, 27,968; Mr. Meslow, 182,536; and all directors and executive officers as a group, 425,778.

(d)
Includes 4,134 shares held in the Bath & Body Works, Inc. 401(k) Savings and Retirement Plan over which Mr. Meslow has investment power but does not have voting power except to the extent permitted by the Retirement Plan Committee from time to time.

(e)
Includes 2,000 shares held by the Irving Schottenstein Marital Trust 2, for which Mr. Schottenstein is co-trustee and has sole voting and investment power. Mr. Schottenstein has a financial interest in 500 of the foregoing shares.

(f)
Includes 9,900 shares held in the Patricia M. Steinour Legacy Trust, for which Mr. Steinour has shared voting and investment power, and 9,900 shares held in the Stephen D. Steinour Dynasty Trust, for which Mr. Steinour has shared voting and investment power. Includes 12,925 shares owned by Mr. Steinour’s spouse, as to which Mr. Steinour may be deemed to share voting and investment power.

DELINQUENT SECTION 16(A) REPORTS
The Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, must file reports of ownership and changes in ownership of the Company’s equity securities with the Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2021 our executive officers, directors and greater than 10% beneficial owners complied with these filing requirements, except as follows:
•
On September 24, 2021, Ms. Nash filed a late Form 4 that reported the vesting of one tranche of Ms. Nash’s restricted stock unit award that occurred on August 20, 2021, which was late due to an inadvertent administrative error made by the Company. In addition, the number of such restricted stock units that vested in respect of such tranche on August 20, 2021 was misreported due to an inadvertent administrative error by the Company and was corrected on a Form 4 amendment filed on February 8, 2022.

•
On February 14, 2022, Mr. Steinour filed a late Form 5 that reported gifts of shares from Mr. Steinour to his spouse that occurred on each of March 6, 2018 and May 14, 2020, which gifts were not timely reported due to an inadvertent administrative error made by the Company.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table sets forth the names of all persons who, as of the dates indicated below, were known by the Company to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.
Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	28,496,965	11.06%

Lone Pine Capital LLC, David F. Craver, Brian F. Doherty, Kelly A. Granat, Stephen F. Mandel, Jr. and Kerry A. Tyler(2) Two Greenwich Plaza Greenwich, CT 06830	24,300,268	9.4%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	17,861,118	6.9%

Egerton Capital (UK) LLP(4) 5 Stratton Street London, W1J 8LA, United Kingdom	13,671,287	5.3%
(1)
As of December 31, 2021, based solely on information set forth in the Schedule 13G/A filed February 9, 2022 by The Vanguard Group, The Vanguard Group reported having shared voting power over 440,105 shares, sole dispositive power over 27,426,897 shares and shared dispositive power over 1,070,068 shares.

(2)
As of December 31, 2021, based solely on information set forth in the Schedule 13G/A filed February 14, 2022 by Lone Pine Capital LLC, David F. Craver, Brian F. Doherty, Kelly A. Granat, Stephen F. Mandel, Jr. and Kerry A. Tyler (each, a “Lone Pine Reporting Person”), each Lone Pine Reporting Person has shared voting and shared dispositive power over 24,300,268 shares.

(3)
As of December 31, 2021, based solely on information set forth in the Schedule 13G filed February 7, 2022 by BlackRock, Inc., BlackRock, Inc. reported having sole voting power over 15,872,809 shares and sole dispositive power over 17,861,118 shares.

(4)
As of December 31, 2021, based solely on information set forth in the Schedule 13G/A filed February 9, 2022 by Egerton Capital (UK) LLP, Egerton Capital (UK) LLP reported having sole voting power and sole dispositive power over 13,671,287 shares.

REPORT OF THE AUDIT COMMITTEE
As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements and internal controls, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function.
It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the Chief Executive Officer and senior management to determine the appropriate level of the Company’s exposure to risk.
We have reviewed and discussed the Company’s audited financial statements as of and for the year ended January 29, 2022 and met with both management and the Company’s independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.
We have also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Commission. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.
Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited financial statements be included in our 2021 10-K for filing with the Commission.
We have appointed Ernst & Young LLP as the Company’s independent registered public accountants.
Audit Committee
Stephen D. Steinour, Chair
Francis A. Hondal
Michael G. Morris
J.K. Symancyk

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
During our 2021 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended January 29, 2022. The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.
Audit Fees
The aggregate audit fees payable to Ernst &Young LLP for fiscal years 2021 and 2020 were approximately $6,364,000 and $6,790,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements, as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting, fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements and fees for audit services in connection with the Separation.
Audit-Related Fees
The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for fiscal years 2021 and 2020 were approximately $227,000 and $367,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements not required by statute or regulation.
Tax Fees
The aggregate fees for tax services rendered by Ernst & Young LLP for fiscal years 2021 and 2020 were approximately $327,000 and $151,000, respectively. Tax fees include tax compliance and advisory services.
All Other Fees
No fees for other services were paid to Ernst & Young LLP for fiscal years 2021 and 2020.
Pre-approval Policies and Procedures
Our Audit Committee is required to pre-approve the audit and non-audit services performed by Ernst & Young LLP in order to ensure that these services do not impair Ernst & Young LLP's independence from us. We maintain an auditor independence policy that, among other things, mandates that our Audit Committee annually pre-approves all audit and permitted non-audit services expected to be performed each year by Ernst & Young LLP and the related fees. This policy also mandates that we may not enter into engagements with Ernst & Young LLP for other permissible non-audit services without the express pre-approval of the Audit Committee. In accordance with this policy, the Audit Committee pre-approved all services performed by Ernst & Young LLP in 2021 and 2020.

OTHER MATTERS
The Board knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.
STOCKHOLDER PROPOSALS FOR NEXT YEAR
Stockholder Proposals Pursuant to Rule 14a-8
Proposals submitted for inclusion in the proxy statement for our 2023 annual meeting of stockholders must be received by the Secretary of the Company at our principal executive offices on or before December 2, 2022.
Stockholder Director Nominations for Inclusion in 2022 Proxy Statement
Written notice of stockholder nominations of persons for election as a director at our 2023 annual meeting of stockholders that are to be included in our proxy statement for the 2023 annual meeting of stockholders pursuant to the proxy access provisions in Section 2.05 of our Bylaws must be received by the Secretary of the Company at our principal executive offices no earlier than November 2, 2022 and no later than December 2, 2022. The notice must contain the information required by our Bylaws.
Other Stockholder Proposals
If a stockholder intends to present a proposal or nominate a person for election as a director at the 2023 annual meeting other than as described above, the stockholder must comply with the requirements set forth in Section 2.04 of our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 11, 2023 and no later than March 13, 2023. The notice must contain the information required by our Bylaws.
SOLICITATION EXPENSES
We are soliciting proxies primarily by the use of the mail. However, we may also solicit proxies by telephone, email and personal solicitation, in addition to the use of the mail. To the extent our directors or associates participate in this solicitation, they will not receive compensation for their participation, other than their normal compensation. D.F. King & Co. Inc. assists us with the solicitation for a fee of $12,500 plus reasonable out-of-pocket expenses. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to beneficial owners. We bear all costs associated with this proxy solicitation.
By Order of the Board of Directors,

Sarah E. Nash Executive Chair

APPENDIX A
Proposed Bath & Body Works, Inc. Associate Stock Purchase Plan
BATH & BODY WORKS, INC.
ASSOCIATE STOCK PURCHASE PLAN
Section 1.  Purpose. This Bath & Body Works, Inc. Associate Stock Purchase Plan (the “Plan”) is intended to provide employees of the Company and its Participating Companies with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares. The Plan has two components: (a) one component (the “423 Component”) is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and the Plan will be interpreted in a manner that is consistent with that intent, and (b) the other component (the “Non-423 Component”), which is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, authorizes the grant of options to purchase Shares pursuant to rules, procedures or sub-plans adopted by the Committee that may be designed to achieve certain tax, securities laws or other objectives for Eligible Employees, as determined in the discretion of the Committee. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Section 2.  Definitions.
(a)   “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
(b)   “ASPP Share Account” means an account into which Shares purchased with accumulated payroll deductions at the end of an Offering Period are deposited on behalf of a Participant.
(c)   “Board” means the Board of Directors of the Company.
(d)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.
(e)   “Committee” means the Human Capital and Compensation Committee of the Board, unless another committee is designated by the Board. If there is no Human Capital and Compensation Committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.
(f)   “Company”means Bath & Body Works, Inc., a Delaware corporation, and any successor corporation.
(g)   “Compensation” means the base salary and wages paid to an Eligible Employee by the Company or a Participating Company as compensation for services to the Company or Participating Company, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, but excluding cash or equity-based incentive compensation, bonuses, or other similar payments. The Committee may change the definition of Compensation on a prospective basis.
(h)   “Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.
(i)   “Designated Broker” means the financial services firm or other agent designated by the Company to maintain ASPP Share Accounts on behalf of Participants who have purchased Shares under the Plan.
(j)   “Effective Date” means May 12, 2022, subject to approval by the Board and the stockholders of the Company in accordance with Section 19(k).
(k)   “Eligible Employee” means an Employee who has completed (or who has been credited with) at least six (6) months of continuous employment service with the Company or any of the Participating Companies as of the applicable Offering Date (or such other period of employment as determined by the Committee in accordance with Treasury Regulation Section 1.423-2(e); provided, however, that the Committee retains discretion to determine which Eligible Employees may participate in the Plan or any Offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f). Notwithstanding the foregoing, the Committee (i) may exclude from participation in the Plan or any Offering any Employees who are “highly compensated employees” or a sub-set of such “highly compensated employees” (within the meaning of Section 414(q) of the Code) or who otherwise may be excluded from participation pursuant to Treasury Regulation Section 1.423-2(e) and (ii) may exclude any Employees located outside of the United States to the extent permitted under Section 423 of the Code.
(l)   “Employee” means any person who renders services to the Company or a Participating Company as an employee (whether on a full-time or part-time basis) pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave, parental leave or other leave of absence approved by the Company or a Participating Company that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not provided by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).
(m)   “Enrollment Form” means a written agreement (which may be in an electronic or other form specified by the Committee) pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering.
(n)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.
(o)   “Fair Market Value” means, as of any date, the closing price of a Share on the Trading Day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, which such determination shall be conclusive and binding on all persons.
(p)   “Initial Offering Period” means the Offering Period commencing on January 1, 2023 and ending on June 30, 2023, unless otherwise determined by the Committee (or its delegate).
(q)   “Offering” means the grant of options to purchase Shares under the 423 Component or the Non-423 Component, as applicable, to Eligible Employees under terms approved by the Committee.
(r)   “Offering Date” means, with respect to each Offering Period, the first Trading Day of such Offering Period as designated by the Committee.
(s)   “Offering Period” means the period described in Section 5.
(t)   “Offering Period Limit” has the meaning set forth in Section 7.
(u)   “Participant” means an Eligible Employee who is actively participating in the Plan.
(v)   “Participating Companies” means the Subsidiaries and Affiliates that have been designated by the Committee as eligible to participate in the Plan, and such other Subsidiaries and Affiliates that may be designated by the Committee from time to time in its sole discretion. For purposes of the 423 Component, only the Company and its Subsidiaries may be Participating Companies; provided, however, that at any given time, a Subsidiary that is a Participating Company under the 423 Component will not be a Participating Company under the Non-423 Component. The Committee may designate any Subsidiary or Affiliate as a Participating Company, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders of the Company.
(w)   “Plan” means this Bath & Body Works, Inc. Associate Stock Purchase Plan, as set forth herein, and as amended from time to time.
(x)   “Purchase Date” means one or more dates during an Offering Period, as established by the Committee, on which options granted under the Plan will be exercised and purchases of Shares will be carried out in accordance with the terms of the applicable Offering; provided that, unless otherwise determined by the Committee, each Offering Period will have one Purchase Date on the last Trading Day of such Offering Period.

(y)   “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date; provided that the Purchase Price per Share will in no event be less than the par value of the Shares.
(z)   “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Securities Act includes any successor provision thereto.
(aa)   “Share” means a share of the Company’s common stock, $0.50 par value.
(bb)   “Subsidiary” means any corporation, domestic or foreign, in an unbroken chain of corporations beginning with the Company of which at the time of the granting of an option pursuant to Section 7, not less than 50% of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.
(cc)   “Trading Day” means any day on which the national stock exchange upon which the Shares are listed is open for trading.
(dd)   “Treasury Regulations” means the Treasury regulations promulgated under the Code. Any reference to a provision in a Treasury regulation includes any successor provision thereto.
Section 3.  Administration.
(a)   Administration of Plan. The Plan shall be administered by the Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans and special rules applicable to particular Participating Companies or locations, which sub-plans or special rules may be designed to be outside the scope of Section 423 of the Code or under the Non-423 Component. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company. Notwithstanding anything in the Plan to the contrary and without limiting the generality of the foregoing, the Committee shall have the authority to change the minimum and maximum amounts of Compensation for payroll deductions pursuant to Section 6(a), the frequency with which a Participant may elect to change the Participant’s rate of payroll deductions pursuant to Section 6(b), the dates by which a Participant is required to submit an Enrollment Form pursuant to Section 6(b) and Section 10(a), the effective date of a Participant’s withdrawal due to termination or transfer of employment or change in status pursuant to Section 11, and the withholding procedures pursuant to Section 19(m).
(b)   Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to (i) one or more officers of the Company some or all of its authority under the Plan and (ii) one or more committees of the Board some or all of its authority under the Plan.
Section 4.  Eligibility.
(a)   Eligibility Generally. In order to participate in an Offering, an Eligible Employee must deliver a completed Enrollment Form to the Company at least five (5) business days prior to the Offering Date (unless a different time is set by the Company for all Eligible Employees with respect to such Offering) and must elect the Eligible Employee’s payroll deduction rate as described in Section 6.
(b)   Limitations on Eligibility. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the 423 Component if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or hold outstanding options to purchase stock of the Company possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit such Eligible Employee’s rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.
Section 5.  Offering Periods. Following the completion of the Initial Offering Period, the Plan shall be implemented by subsequent Offering Periods, each of which shall be approximately six (6) months in duration, with new Offering Periods commencing on or about January 1 and July 1 of each year. The Committee shall have, prior to the commencement of a particular Offering Period, the authority to change the duration, frequency, start and end dates of Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months).
Section 6.  Participation.
(a)   Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from the Eligible Employee’s paycheck in an amount equal to a whole percentage (of at least one percent (1%) but no greater than ten percent (10%)) of the Eligible Employee’s Compensation on each payday occurring during an Offering Period. Payroll deductions shall commence as soon as administratively practicable following the Offering Date and end on the latest practicable payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account, except as may be required by applicable law. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan. For the avoidance of doubt, all payroll deductions during an Offering Period that are made under the Plan from a Participant’s Compensation shall be made on an after-tax basis. If payroll deductions during an Offering Period for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Committee in its discretion), the Committee may permit Participants to contribute to the Plan by such other means as determined by the Committee. Any reference to “payroll deductions” in this Section 6(a) (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 6(a).
(b)   Election Changes. During an Offering Period, a Participant may not increase or decrease the Participant’s rate of payroll deductions applicable to such Offering Period. A Participant may increase or decrease the Participant’s rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the start of the next Offering Period.
(c)   Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6(b), (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.
Section 7.  Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of Shares determined by dividing the Participant’s accumulated payroll deductions in respect of such Offering Period by the applicable Purchase Price; provided, that the maximum number of Shares that may be purchased by a Participant during an Offering Period shall not exceed 1,000 Shares or such other maximum number of Shares as the Committee may establish from time to time before an Offering Period begins, subject to adjustment in accordance with Section 18 and the limitations set forth in Section 4 and Section 13 of the Plan (the “Offering Period Limit”).
Section 8.  Exercise of Option/Purchase of Shares.
(a)   A Participant’s option to purchase Shares will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole Shares that can be purchased with the amounts in the Participant’s notional account, subject to the Offering Period Limit. During a Participant’s lifetime, the Participant’s option to purchase Shares under the Plan is exercisable only by the Participant.

(b)   No fractional Shares may be purchased, but contributions unused in an applicable Offering Period due to being less than the Purchase Price of a whole Share (and thereby representing a fractional Share) will be carried forward to the next Offering Period, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment or change in employment status in accordance with Section 11.
Section 9.  Transfer of Shares. As soon as administratively practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the Shares purchased upon exercise of the Participant’s option. Unless otherwise determined by the Committee, the Committee will require that the Shares be deposited directly into an ASPP Share Account established in the name of the Participant with a Designated Broker and may require that the Shares be retained with the Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a stockholder with respect to the Shares subject to any option granted under the Plan until such Shares have been delivered pursuant to this Section 9.
Section 10.  Withdrawal.
(a)   Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating the Participant’s election to withdraw at least thirty (30) days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in the Participant’s notional account (that have not been used to purchase Shares) shall be paid to the Participant as soon as administratively practicable following receipt of the Participant’s Enrollment Form indicating the Participant’s election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6(a) of the Plan.
(b)   Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon the Participant’s eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.
Section 11.  Termination of Employment; Change in Employment Status. Notwithstanding Section 10, upon termination of a Participant’s employment for any reason prior to the Purchase Date, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, (a) if such termination occurs at least thirty (30) days before the Purchase Date, the Participant will be deemed to have withdrawn from the applicable Offering in accordance with Section 10 and the payroll deductions in the Participant’s notional account (that have not been used to purchase Shares) shall be returned as soon as administratively practicable to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts by will or the laws of descent and distribution, and the Participant’s option shall be automatically terminated, and (b) if such termination occurs within less than thirty (30) days prior to the Purchase Date, the Participant will not be treated as having withdrawn from such applicable Offering and the accumulated payroll deductions in the Participant’s notional account will be used to purchase Shares on the applicable Purchase Date, and the Participant will thereafter be deemed to have withdrawn from the next subsequent Offering in accordance with Section 10 immediately prior to the commencement of such applicable Offering Period. Unless otherwise determined by the Committee, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or any Participating Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, if such transfer or employment termination and rehire results in the transfer of the Participant’s participation in an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s option will be qualified under the 423 Component only to the extent that such option and exercise complies with Section 423 of the Code. If such transfer or employment termination and rehire results in the transfer of the Participant’s participation in an Offering under the Non-423 Component to an Offering under the 423 Component, the Participant’s option and the exercise of such option will remain non-qualified under the Non-423 Component.
Section 12.  No Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan, except as may be required by applicable law.
Section 13.  Shares Reserved for Plan.
Number of Shares. The maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 2,400,000 Shares, subject to adjustment as provided in Section 18. The Shares may be newly issued Shares, treasury Shares or Shares acquired on the open market. If any purchase of Shares pursuant to an option under the Plan is not consummated, the Shares not purchased under such option will again become available for issuance under the Plan. Any or all Shares reserved under this Section 13(a) may be granted under the 423 Component.
(a)   Over-subscribed Offerings. If the Committee determines that, on a particular Purchase Date, the number of Shares with respect to which options are to be exercised exceeds either the number of Shares then available under the Plan, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable. No option granted under the Plan shall permit a Participant to purchase Shares which, if added together with the total number of Shares purchased by all other Participants in such Offering, would exceed the total number of Shares remaining available under the Plan.
Section 14.  Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 17) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.
Section 15.  Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.
Section 16.  Statements. Statements will be made available (in such form as determined by the Committee, including in electronic form) to Participants at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any Shares purchased with accumulated funds, the number of Shares purchased, and any payroll deduction amounts remaining in the Participant’s notional account.
Section 17.  Designation of Beneficiary. If permitted by the Committee, a Participant may file, on forms supplied by the Committee, a written designation of beneficiary who, in the event of the Participant’s death, is to receive any Shares from the Participant’s ASPP Share Account or any payroll deduction amounts remaining in the Participant’s notional account.
Section 18.  Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.
(a)   Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the Company’s structure affecting the Shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of Shares and class of Shares that may be delivered under the Plan, the Purchase Price per Share and the number of Shares covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.
(b)   Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10 (or deemed to have withdrawn in accordance with Section 11).
(c)   Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such date, the Participant has withdrawn (or, pursuant to Section 11, been deemed to have withdrawn) from the Offering in accordance with Section 10. Notwithstanding the foregoing, in the event of a Corporate Transaction, the Committee may also elect to terminate all outstanding Offering Periods in accordance with Section 19(i).
Section 19.  General Provisions.
(a)   Equal Rights and Privileges under the 423 Component. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the 423 Component shall have the same rights and privileges.
(b)   No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.
(c)   Rights as Stockholder. A Participant will become a stockholder with respect to the Shares that are purchased pursuant to options granted under the Plan when the Shares are transferred to the Participant or, if applicable, to the Participant’s ASPP Share Account. A Participant will have no rights as a stockholder with respect to Shares for which an election to participate in an Offering Period has been made until such Participant becomes a stockholder as provided herein.
(d)   Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.
(e)   Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.
(f)   Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the Shares pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the Shares may then be listed.
(g)   Disqualifying Dispositions Under the 423 Component. Each Participant shall give the Company prompt written notice of any disposition or other transfer of Shares acquired pursuant to the exercise of an option acquired under the 423 Component, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.
(h)   Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19(i), shall have a term of ten years.
(i)   Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once Shares have been purchased on the next Purchase Date or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase Shares will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.
(j)   Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.
(k)   Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.
(l)   Section 423 Component Tax Treatment. The 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code. With respect to the 423 Component, all options are intended to be treated as “statutory stock options” within the meaning of Treasury Regulation §1.409A-1(b)(5)(ii), and the Plan and the options will be interpreted and administered accordingly. Notwithstanding anything to the contrary in the Plan, neither the Company nor the

Committee, nor any person acting on behalf of the Company or the Committee, will be liable to any Participant or other person by reason of any acceleration of income, any additional tax, or any other tax or liability asserted by reason of the failure of the Plan or any option to be exempt from or satisfy the requirements of Section 423 or 409A of the Code.
(m)   Withholding. To the extent required by applicable Federal, state, local or foreign law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from a Participant’s compensation the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or early disposition of Shares by such Participant. In addition, the Company or any Subsidiary or Affiliate may, but will not be obligated to, withhold from the proceeds of the sale of Shares or any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by, where applicable, Treasury Regulation Section 1.423-2(f). The Company will not be required to issue any Shares under the Plan until such obligations are satisfied.
(n)   Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
(o)   Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

APPENDIX B

Non-GAAP Financial Measure
As used in this proxy statement, adjusted operating income for the Fall 2021 season (i.e., the third and fourth quarters of fiscal year 2021) means the operating income of the Company excluding certain special items and unallocated corporate overhead costs. The HCC Committee used adjusted operating income because it is a performance measure over which the Company’s executives can have significant impact and is also directly linked to the Company’s long-term growth plan and performance that drive stockholder value. The special item was excluded because it is not indicative of our ongoing operations due to its size and nature. Corporate overhead costs were excluded because these costs were shared with the Victoria’s Secret business prior to the Separation. Our definition of adjusted operating income may differ from similarly titled measures used by other companies. The table below reconciles the adjusted operating income of the Company for the Fall 2021 season to the Company’s operating income, the most comparable GAAP financial measure.
Reconciliation of Reported Operating Income to Adjusted Operating Income for Purposes of Plan (in millions)
2021 Fall Season
Reported Operating Income	$1,288
Plus: Write-off of Inventory due to Tornado(1)	9
Plus: Unallocated Corporate Overhead Costs(2)	64
Adjusted Operating Income for Purposes of Plan	$ 1,361
(1)	In the fourth quarter of 2021, we recognized a pre-tax loss of $9 million related to the write-off of inventory that was destroyed by a tornado at a vendor's facility.
(2)	Unallocated Corporate Overhead Costs include infrastructure and governance functions and other non-recurring items that are deemed to be corporate in nature.
B-1

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D70051-P67498

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BATH & BODY WORKS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Patricia S. Bellinger	☐	☐	☐
1b. Alessandro Bogliolo	☐	☐	☐
1c. Francis A. Hondal	☐	☐	☐
1d. Danielle M. Lee	☐	☐	☐
1e. Michael G. Morris	☐	☐	☐
1f. Sarah E. Nash	☐	☐	☐
1g. Juan Rajlin	☐	☐	☐
1h. Stephen D. Steinour	☐	☐	☐
1i. J.K. Symancyk	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of independent registered public accountants.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Approval of the Bath & Body Works, Inc. Associate Stock Purchase Plan.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:	**For**	**Against**	**Abstain**
5. Stockholder proposal to reduce the ownership threshold for calling special meetings of stockholders.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX] Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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D70052-P67498

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 12, 2022 at 8:30 a.m.

The undersigned hereby appoints Sarah E. Nash and Michael C. Wu, and each of them, as proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of Bath & Body Works, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at Seven Limited Parkway, Reynoldsburg, OH 43068 on May 12, 2022 at 8:30 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

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(Continued and to be signed on reverse side)